EXHIBIT 2.1
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                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                           AMERICAN TOWER CORPORATION,

                            ASTEROID MERGER SUB, LLC

                                       AND

                                SPECTRASITE, INC.



                             DATED AS OF MAY 3, 2005





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                                TABLE OF CONTENTS

                                                                            PAGE


                                    ARTICLE I

                                   THE MERGER


SECTION 1.1. THE MERGER........................................................2
SECTION 1.2. EFFECTIVE TIME; CLOSING...........................................2
SECTION 1.3. EFFECT OF THE MERGER..............................................2
SECTION 1.4. CERTIFICATE OF FORMATION AND OPERATING AGREEMENT..................3
SECTION 1.5. MANAGERS AND OFFICERS.............................................3


                                   ARTICLE II

                  CONVERSION OF SECURITIES; EXCHANGE PROCEDURES


SECTION 2.1. EFFECT ON SHARES..................................................3
SECTION 2.2. STOCK OPTIONS; WARRANTS...........................................4
SECTION 2.3. RESTRICTED STOCK..................................................6
SECTION 2.4. EXCHANGE OF CERTIFICATES..........................................6
SECTION 2.5. STOCK TRANSFER BOOKS..............................................9
SECTION 2.6. FORMS OF SPECTRASITE OPTIONS AND SPECTRASITE RESTRICTED
             STOCK AWARDS......................................................9


                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF SPECTRASITE


SECTION 3.1. ORGANIZATION AND STANDING.........................................9
SECTION 3.2. CAPITALIZATION...................................................10
SECTION 3.3. AUTHORITY FOR AGREEMENT..........................................11
SECTION 3.4. NO CONFLICT......................................................12
SECTION 3.5. REQUIRED FILINGS AND CONSENTS....................................13
SECTION 3.6. COMPLIANCE; REGULATORY COMPLIANCE................................13
SECTION 3.7. SEC FILINGS; FINANCIAL STATEMENTS................................14
SECTION 3.8. ABSENCE OF CERTAIN CHANGES OR EVENTS.............................16
SECTION 3.9. TAXES............................................................16
SECTION 3.10. CHANGE OF CONTROL AGREEMENT; NO EXCESS PARACHUTE PAYMENT........17
SECTION 3.11. LITIGATION......................................................17
SECTION 3.12. CONTRACTS AND COMMITMENTS.......................................18
SECTION 3.13. INFORMATION SUPPLIED............................................19
SECTION 3.14. EMPLOYEE BENEFIT PLANS..........................................20
SECTION 3.15. LABOR AND EMPLOYMENT MATTERS....................................21
SECTION 3.16. ENVIRONMENTAL COMPLIANCE AND DISCLOSURE.........................22


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SECTION 3.17. INTELLECTUAL PROPERTY...........................................24
SECTION 3.18. STOCKHOLDERS' RIGHTS AGREEMENT..................................25
SECTION 3.19. BROKERS.........................................................25
SECTION 3.20. INSURANCE.......................................................25
SECTION 3.21. FOREIGN CORRUPT PRACTICES ACT AND INTERNATIONAL
              TRADE SANCTIONS.................................................25


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                              OF ATC AND MERGER SUB


SECTION 4.1. ORGANIZATION AND STANDING........................................26
SECTION 4.2. CAPITALIZATION...................................................27
SECTION 4.3. AUTHORITY FOR AGREEMENT..........................................28
SECTION 4.4. NO CONFLICT......................................................29
SECTION 4.5. REQUIRED FILINGS AND CONSENTS....................................30
SECTION 4.6. COMPLIANCE; REGULATORY COMPLIANCE................................30
SECTION 4.7. SEC FILINGS; FINANCIAL STATEMENTS................................31
SECTION 4.8. ABSENCE OF CERTAIN CHANGES OR EVENTS.............................32
SECTION 4.9. TAXES............................................................33
SECTION 4.10. CHANGE OF CONTROL AGREEMENT; NO EXCESS PARACHUTE PAYMENT........34
SECTION 4.11. LITIGATION......................................................34
SECTION 4.12. CONTRACTS AND COMMITMENTS.......................................34
SECTION 4.13. INFORMATION SUPPLIED............................................36
SECTION 4.14. EMPLOYEE BENEFIT PLANS..........................................36
SECTION 4.15. LABOR AND EMPLOYMENT MATTERS....................................38
SECTION 4.16. ENVIRONMENTAL COMPLIANCE AND DISCLOSURE.........................39
SECTION 4.17. INTELLECTUAL PROPERTY...........................................40
SECTION 4.18. STOCKHOLDERS' RIGHTS AGREEMENT..................................40
SECTION 4.19. BROKERS.........................................................40
SECTION 4.20. INSURANCE.......................................................41
SECTION 4.21. FOREIGN CORRUPT PRACTICES ACT AND INTERNATIONAL
              TRADE SANCTIONS.................................................41


                                    ARTICLE V

                                    COVENANTS


SECTION 5.1. CONDUCT OF SPECTRASITE'S BUSINESS PENDING THE MERGER.............41
SECTION 5.2. CONDUCT OF ATC'S BUSINESS PENDING THE MERGER.....................44
SECTION 5.3. ACCESS TO INFORMATION; CONFIDENTIALITY...........................46
SECTION 5.4. NOTIFICATION OF CERTAIN MATTERS..................................46
SECTION 5.5. FURTHER ASSURANCES...............................................47
SECTION 5.6. NO SOLICITATION..................................................48
SECTION 5.7. STOCKHOLDER LITIGATION...........................................53
SECTION 5.8. INDEMNIFICATION..................................................54



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SECTION 5.9. PUBLIC ANNOUNCEMENTS.............................................54
SECTION 5.10. REGISTRATION STATEMENT; JOINT PROXY STATEMENT...................55
SECTION 5.11. STOCKHOLDERS' MEETINGS..........................................55
SECTION 5.12. CONTRIBUTION OF ASSETS AND LIABILITIES AFTER EFFECTIVE TIME.....56
SECTION 5.13. NYSE LISTING AND DE-LISTING.....................................57
SECTION 5.14. COMPOSITION OF BOARD OF DIRECTORS OF ATC........................57
SECTION 5.15. TAX TREATMENT OF MERGER.........................................57
SECTION 5.16. ACCOUNTANT LETTERS..............................................57
SECTION 5.17. CONSENTS AND/OR AMENDMENTS OF CERTAIN BANK LENDERS..............58
SECTION 5.18. CONSENT SOLICITATION; SUPPLEMENTAL INDENTURE; TENDER OFFER......59
SECTION 5.19. AFFILIATES......................................................59
SECTION 5.20. STANDSTILL AGREEMENTS; CONFIDENTIALITY AGREEMENTS...............59
SECTION 5.21. WARRANT AGREEMENT...............................................59
SECTION 5.22. EMPLOYEES.......................................................60


                                   ARTICLE VI

                                   CONDITIONS


SECTION 6.1. CONDITIONS TO THE OBLIGATION OF EACH PARTY.......................61
SECTION 6.2. CONDITIONS TO OBLIGATIONS OF ATC AND MERGER SUB TO
             EFFECT THE MERGER................................................61
SECTION 6.3. CONDITIONS TO OBLIGATIONS OF SPECTRASITE TO EFFECT THE MERGER....62


                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER


SECTION 7.1. TERMINATION......................................................63
SECTION 7.2. EFFECT OF TERMINATION............................................64
SECTION 7.3. AMENDMENTS.......................................................67
SECTION 7.4. WAIVER...........................................................68


                                  ARTICLE VIII

                               GENERAL PROVISIONS


SECTION 8.1. NO THIRD PARTY BENEFICIARIES.....................................68
SECTION 8.2. ENTIRE AGREEMENT.................................................68
SECTION 8.3. SUCCESSION AND ASSIGNMENT........................................68
SECTION 8.4. COUNTERPARTS.....................................................69
SECTION 8.5. HEADINGS.........................................................69
SECTION 8.6. GOVERNING LAW; JURISDICTION......................................69
SECTION 8.7. SEVERABILITY; JURISDICTION.......................................69
SECTION 8.8. SPECIFIC PERFORMANCE.............................................69
SECTION 8.9. CONSTRUCTION.....................................................70


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SECTION 8.10. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES
              AND AGREEMENTS..................................................70
SECTION 8.11. CERTAIN DEFINITIONS.............................................70
SECTION 8.12. NOTICES.........................................................71
SECTION 8.13. PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER.......72
SECTION 8.14. WAIVER OF JURY TRIAL............................................72
SECTION 8.15. SPECTRASITE DISCLOSURE LETTER AND ATC DISCLOSURE LETTER.........72


EXHIBIT 1.4(a)        --       Certificate of Formation
EXHIBIT 1.4(b)        --       Operating Agreement
EXHIBIT 5.19          --       Affiliate Letter
EXHIBIT 6.2(i)        --       Tax Certificate for ATC
EXHIBIT 6.2(ii)       --       Tax Certificate for SpectraSite






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                             INDEX OF DEFINED TERMS

DEFINED TERM                                                          SECTION
------------                                                          -------
2.25% ATC Notes........................................................4.2(a)
3.0% ATC Notes.........................................................4.2(a)
3.25% ATC Notes........................................................4.2(a)
5.0% ATC Notes.........................................................4.2(a)
2003 Plan .............................................................2.2(a)
Agreement............................................................Preamble
ATC..................................................................Preamble
ATC Adverse Recommendation Change..................................5.6(b)(ii)
ATC Aquisition Agreement...........................................5.6(b)(ii)
ATC Benefit Plan......................................................4.14(a)
ATC Benefit Plans ....................................................4.14(a)
ATC ByLaws ............................................................4.1(b)
ATC Certificate of Incorporation.......................................4.1(b)
ATC Class A Common Stock...............................................4.2(a)
ATC Class B Common Stock ..............................................4.2(a)
ATC Class C Common Stock ..............................................4.2(a)
ATC Common Stock.......................................................4.2(a)
ATC Convertible Notes .................................................4.2(a)
ATC Disclosure Letter..............................................Article IV
ATC Expenses ......................................................7.2(d)(ii)
ATC Filed SEC Reports..................................................4.7(a)
ATC Financial Statements ..............................................4.7(b)
ATC Independent Advisor................................................4.3(e)
ATC Intellectual Property Rights .....................................4.17(b)
ATC Material Contract ................................................4.12(a)
ATC Notice of Adverse Recommendation...............................5.6(b)(ii)
ATC Pension Plan......................................................4.14(a)
ATC Pension Plans ....................................................4.14(a)
ATC Preferred Stock....................................................4.2(a)
ATC Restricted Stock ..................................................4.2(a)
ATC SEC Reports........................................................4.7(a)
ATC Stock Plans........................................................4.2(a)
ATC Stockholder Approval ..............................................4.3(a)
ATC Shareholders Meeting .............................................5.10(a)
ATC Subsidiaries.......................................................4.2(d)
ATC Superior Proposal...............................................5.6(b)(i)
ATC Takeover Proposal ..............................................5.6(b)(i)
ATC Termination Fee.................................................7.2(c)(i)
ATC Warrants...........................................................4.2(a)
ATC Welfare Plan......................................................4.14(a)
ATC Welfare Plans.....................................................4.14(a)
CERCLA................................................................3.16(b)


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Certificate............................................................2.1(a)
Certificate of Merger.....................................................1.2
Closing ..................................................................1.2
Code ................................................................Preamble
Combined Company Material Adverse Effect...............................5.5(e)
Communications Act .......................................................3.5
Concerted Action .....................................................3.15(a)
Confidentiality Agreement..............................................5.3(a)
Covered Employee......................................................5.22(a)
D&O Insurance .........................................................5.8(b)
DGCL.................................................................Preamble
DLLC Act ............................................................Preamble
DOJ ...................................................................5.5(c)
Effective Time ...........................................................1.2
Environmental Laws ...................................................3.16(h)
ERISA.................................................................3.14(a)
Exchange Act..............................................................3.5
Exchange Agent.........................................................2.4(a)
Exchange Fund..........................................................2.4(a)
Exchange Ratio ........................................................2.1(a)
FAA.......................................................................3.5
FCC.......................................................................3.5
FTC ...................................................................5.5(c)
GAAP...................................................................3.7(b)
Governmental Entity.......................................................3.5
Hazardous Material....................................................3.16(i)
HSR Act...................................................................3.5
Indemnified Parties ...................................................5.8(a)
Intellectual Property.................................................3.17(b)
Joint Proxy Statement ................................................5.10(a)
Judgments .............................................................6.1(c)
Law ......................................................................3.4
Liens..................................................................3.2(c)
Litigation............................................................3.11(a)
Material Adverse Effect...............................................8.11(b)
Merger.............................................................. Preamble
Merger Consideration ..................................................2.1(a)
Merger Sub...........................................................Preamble
Merger Sub Units.......................................................2.1(c)
New Plan..............................................................5.22(d)
New SpectraSite Holdco...................................................5.12
NLRB..................................................................3.15(a)
NYSE...................................................................2.4(e)
Order ....................................................................3.4
Protected Period ......................................................2.2(a)
Real Estate Transfer Taxes ............................................7.2(b)


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Registration Statement ...............................................5.10(a)
Replacement Credit Agreement..........................................5.17(a)
Representatives .......................................................5.3(a)
Sarbanes-Oxley Act ....................................................3.7(a)
SEC ...................................................................2.2(e)
Securities Act ...........................................................3.5
Shares.................................................................2.1(a)
SpectraSite .........................................................Preamble
SpectraSite Acquisition Agreement................................. 5.6(a)(ii)
SpectraSite Adverse Recommendation Change..........................5.6(a)(ii)
SpectraSite Bank Amendment ...........................................5.17(a)
SpectraSite Benefit Plan .............................................3.14(a)
SpectraSite Benefit Plans.............................................3.14(a)
SpectraSite Bylaws ....................................................3.1(b)
SpectraSite Certificate of Incorporation ..............................3.1(b)
SpectraSite Common Stock ............................................Preamble
SpectraSite Credit Agreement..........................................5.17(a)
SpectraSite Disclosure Letter.....................................Article III
SpectraSite Expenses ..............................................7.2(c)(ii)
SpectraSite Filed SEC Reports .........................................3.7(a)
SpectraSite Options....................................................2.2(a)
SpectraSite Option Agreement ..........................................2.2(a)
SpectraSite SEC Reports................................................3.7(a)
SpectraSite Financial Statements.......................................3.7(b)
SpectraSite Indenture ...................................................5.18
SpectraSite Independent Advisor........................................3.3(c)
SpectraSite Intellectual Property Rights .............................3.17(b)
SpectraSite Material Contract ........................................3.12(a)
SpectraSite Notes .......................................................5.18
SpectraSite Notice of Adverse Recommendation...................... 5.6(a)(ii)
SpectraSite Options....................................................2.2(a)
SpectraSite Pension Plan..............................................3.14(a)
SpectraSite Pension Plans ............................................3.14(a)
SpectraSite Preferred Stock ...........................................3.2(a)
SpectraSite SEC Reports................................................3.7(a)
SpectraSite Stock Option Plans ........................................2.2(a)
SpectraSite Stockholder Approval.......................................3.3(a)
SpectraSite Stockholders' Meeting.....................................5.10(a)
SpectraSite Subsidiaries...............................................3.2(c)
SpectraSite Superior Proposal.......................................5.6(a)(i)
SpectraSite Takeover Proposal ......................................5.6(a)(i)
SpectraSite Termination Fee.........................................7.2(d)(i)
SpectraSite Warrants...................................................2.2(c)
SpectraSite Welfare Plan .............................................3.14(a)
SpectraSite Welfare Plans.............................................3.14(a)
Stock Rights ..........................................................3.2(b)


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Subsidiary ...............................................................3.1
Substitute Option .....................................................2.2(a)
Supplemental Indenture ..................................................5.18
Surviving Company ...................................................Preamble
tax....................................................................3.9(h)
tax return ............................................................3.9(h)
Third Party Intellectual Property Rights .............................3.17(b)
Trustee..................................................................5.18
Warrant Agreement........................................................5.21



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                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "AGREEMENT"), dated as of May 3, 2005, is by and among AMERICAN TOWER CORPORATION, a Delaware corporation ("ATC"), ASTEROID MERGER SUB, LLC, a Delaware limited liability company ("MERGER SUB") and a direct wholly owned Subsidiary of ATC, and SpectraSite, Inc., a Delaware corporation ("SPECTRASITE").

                              W I T N E S S E T H:

         WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and the Limited Liability Company Act of the State of Delaware (the "DLLC ACT"), ATC and SpectraSite will enter into a business combination transaction pursuant to which SpectraSite will merge with and into Merger Sub (the "MERGER"), with Merger Sub as the surviving entity (the "SURVIVING COMPANY");

         WHEREAS, the Board of Directors of SpectraSite (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of SpectraSite, and in the best interests of SpectraSite and the holders of its common stock, par value $0.01 per share (the "SPECTRASITE COMMON STOCK"), and has approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement and declared its advisability and
(ii) has recommended that the stockholders of SpectraSite approve and adopt this Agreement and the Merger;

         WHEREAS, the Board of Directors of ATC (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of ATC, and in the best interests of ATC and its stockholders and has approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement and declared its advisability and (ii) has recommended that the stockholders of ATC approve the issuance of ATC Common Stock in connection with the Merger and the other transactions contemplated hereby;

         WHEREAS, the Board of Managers of Merger Sub (i) has determined that the Merger is in the best interests of Merger Sub and its sole member and has approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement and declared its advisability and (ii) has recommended that ATC, as the sole member of Merger Sub, approve and adopt this Agreement and the Merger;

         WHEREAS, ATC, in its capacity as sole member of Merger Sub, has approved and adopted this Agreement and the Merger by unanimous written consent in accordance with the requirements of the DLLC Act;

         WHEREAS, ATC may, prior to the Merger, contribute all of the membership units of interest in Merger Sub to another limited liability company wholly owned by ATC; and

         WHEREAS, for U.S. federal income tax purposes, it is intended by ATC, Merger Sub and SpectraSite that (a) the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), and the rules and regulations promulgated thereunder, (b) this Agreement shall constitute a plan of reorganization, and (c) ATC and SpectraSite shall each be a party to such reorganization within the meaning of Section 368(b) of the Code;

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

         Section 1.1. THE MERGER. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL and the DLLC Act, at the Effective Time, SpectraSite shall be merged with and into Merger Sub. As a result of the Merger, the separate corporate existence of SpectraSite shall cease and Merger Sub shall continue as the Surviving Company following the Merger. The existence of Merger Sub shall continue unaffected and unimpaired by the Merger and, as the Surviving Company, it shall be governed by the Laws of the State of Delaware. At the option of ATC and in lieu of the otherwise applicable provisions of this Section 1.1, the Merger will consist of the merger of Merger Sub with and into SpectraSite, with SpectraSite as the Surviving Company; provided, that ATC shall not be entitled to exercise such right to the extent that it would result in the failure to be satisfied of the conditions set forth in either Section 6.2(d) or 6.3(d). In the event that ATC makes such an election, the parties shall discuss in good faith and use reasonable best efforts to agree on appropriate amendments to the representations, warranties, covenants and other agreements contained herein to give effect to such change; provided, that if the parties do not so agree then the Merger shall be structured in the manner described in the first two sentences of this paragraph.

         Section 1.2. EFFECTIVE TIME; CLOSING. As promptly as practicable (and in any event within three (3) business days) after the satisfaction or waiver of the conditions set forth in Article VI hereof (other than those conditions that by their nature are to be satisfied at the Closing), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "CERTIFICATE OF MERGER"), with the Secretary of State of the State of Delaware and by making all other filings or recordings required under the DGCL or the DLLC Act in connection with the Merger, in such form as is required by, and executed in accordance with the relevant provisions of, the DGCL or the DLLC Act, as applicable. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as the parties hereto agree and as shall be specified in the Certificate of Merger (the date and time the Merger becomes effective, the "EFFECTIVE TIME"). On the date of such filing, a closing (the "CLOSING") shall be held at 9:00 a.m., Eastern Time, at the offices of King & Spalding LLP, 1185 Avenue of the Americas, New York, NY 10036, or at such other time and location as the parties hereto shall otherwise agree.

         Section 1.3. EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL and the DLLC Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise


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provided herein, all the property, rights, privileges, powers and franchises of
SpectraSite and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of SpectraSite and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Company.

         Section 1.4. CERTIFICATE OF FORMATION AND OPERATING AGREEMENT.

         (a) The Certificate of Formation of Merger Sub in effect immediately preceding the Effective Time, which shall be in the form set forth in Exhibit 1.4(a), shall be the Certificate of Formation of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law.

         (b) The Operating Agreement of Merger Sub in effect immediately preceding the Effective Time, which shall be in the form set forth in Exhibit 1.4(b), shall be the Operating Agreement of the Surviving Company, until thereafter changed or amended or as provided therein or by applicable Law.

         Section 1.5. MANAGERS AND OFFICERS. From and after the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified in accordance with applicable Law, (a) the members of the board of managers of Merger Sub at the Effective Time shall be the members of the board of managers of the Surviving Company, and (b) the officers of Merger Sub at the Effective Time shall be the officers of the Surviving Company.


                                   ARTICLE II

                  CONVERSION OF SECURITIES; EXCHANGE PROCEDURES

         Section 2.1. EFFECT ON SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of ATC, Merger Sub, SpectraSite or the holders of any of the following securities:

         (a) Subject to the other provisions of this Section 2.1, each share of SpectraSite Common Stock (collectively, the "SHARES") issued and outstanding immediately prior to the Effective Time (other than Shares canceled pursuant to Section 2.1(b)) shall be canceled and shall by virtue of the Merger and without any action on the part of the holder thereof be converted automatically into the right to receive 3.575 (the "EXCHANGE Ratio") shares of ATC Class A Common Stock (the "MERGER CONSIDERATION"). At the Effective Time, all Shares converted pursuant to this Section 2.1(a) shall no longer be outstanding and shall automatically be canceled and retired and cease to exist, and each holder of a certificate ("CERTIFICATE") representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with this Section 2.1(a).

         (b) Each Share held in treasury of SpectraSite and each Share owned directly by ATC, in each case immediately prior to the Effective Time, shall be canceled without any conversion thereof, and no payment or distribution shall be made with respect thereto.


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         (c)    Each membership unit of interest in Merger Sub (the "MERGER SUB
UNITS") issued and outstanding immediately prior to the Effective Time shall remain outstanding and unaffected by the Merger as identical units of interest in the Surviving Company and, following the Merger, shall constitute the only outstanding units of interest or other equity interests in the Surviving Company from and after the Effective Time.

         Section 2.2. STOCK OPTIONS; WARRANTS.

         (a) ATC, effective as of the Effective Time, shall assume by operation of this Agreement the SpectraSite 2003 Equity Incentive Plan and the SpectraSite 2005 Equity Incentive Plan (together, the "SPECTRASITE STOCK OPTION PLANS"), and all stock options (the "SPECTRASITE OPTIONS") outstanding, whether or not exercisable and whether or not vested, at the Effective Time under the SpectraSite Stock Option Plans, shall remain outstanding following the Effective Time. The consummation of the transactions contemplated by this Agreement shall result in the vesting (or other lapsing of similar restrictions in exercisability) of unvested options granted under the SpectraSite Stock Option Plans that are outstanding immediately prior to the Effective Time on the same terms and conditions as were applicable under, and only to the extent expressly provided for by the terms of, the SpectraSite Stock Option Plans and the related SpectraSite Options as outstanding and in effect on the date hereof or issued after the date hereof to the extent permitted by Section 5.1(b) (but taking into account any changes thereto provided for in the SpectraSite Stock Options Plans or in the SpectraSite Options (x) by reason of this Agreement or the transactions contemplated hereby or (y) to the extent permitted in accordance with Section 5.1(c)(vii)). The parties acknowledge that, under the terms of the SpectraSite Stock Option Plans, immediately prior to the Effective Time, the Board of Directors of SpectraSite will determine whether the SpectraSite Performance Options (as defined in each stock option agreement for SpectraSite Stock Options (a "SPECTRASITE OPTION AGREEMENT")) that are unvested immediately prior to the Effective Time will become vested upon the Effective Time, which determination shall be made in accordance with the terms of the SpectraSite Options and the SpectraSite Stock Option Plans. Notwithstanding the foregoing, the parties agree that if any SpectraSite Option provides for a Service Option (as defined in such SpectraSite Option Agreement), such Service Option will vest if the employment of the holder of such SpectraSite Option is terminated without Cause (as "Cause" is defined in the SpectraSite 2003 Equity Incentive Plan (the "2003 PLAN")) at any time after the Effective Time but before the end of the one
(1) year period which starts at the Effective Time (the "PROTECTED PERIOD") or the employment of such SpectraSite Option holder terminates as a result of such SpectraSite Option holder's resignation for Good Reason (as "Good Reason" is defined in the 2003 Plan) during the Protected Period. At the Effective Time, the SpectraSite Options shall, by virtue of the Merger and without any further action on the part of SpectraSite or the holder thereof, be assumed by ATC in such manner that ATC (i) is a corporation "assuming a stock option in a transaction to which Section 424(a) applies" within the meaning of Section 424 of the Code and the regulations thereunder or (ii) to the extent that Section 424 of the Code does not apply to any such SpectraSite Options, would be such a corporation were Section 424 of the Code applicable to any such SpectraSite Options. From and after the Effective Time, all references to SpectraSite in the SpectraSite Stock Option Plans and the applicable stock option agreements issued thereunder shall be deemed to refer to ATC. Each SpectraSite Option assumed by ATC (each, a "SUBSTITUTE OPTION") shall be exercisable upon the same terms and conditions as under the SpectraSite Stock Option Plans and the applicable option agreement issued thereunder, except that (A) each such

Substitute Option shall be exercisable for, and represent the right to acquire, that whole number of shares of ATC Common Stock (rounded down to the nearest whole share) equal to the aggregate number of shares of SpectraSite Common Stock subject to such SpectraSite Option multiplied by the Exchange Ratio; and (B) the option price per share of ATC Common Stock shall be an amount equal to the option price per share of SpectraSite Common Stock subject to such SpectraSite Option in effect immediately prior to the Effective Time divided by the Exchange Ratio (the option price per share, as so determined, being rounded upward to the nearest full cent). Such Substitute Option shall otherwise be subject to the same terms and conditions as such SpectraSite Option.

         (b) As soon as practicable after the Effective Time, ATC shall deliver, or cause to be delivered, to each holder of a Substitute Option an appropriate notice setting forth such holder's rights pursuant thereto and such Substitute Option shall continue in effect on the same terms and conditions (including any antidilution provisions, and subject to the adjustments required by this Section 2.2 after giving effect to the Merger). ATC shall take all corporate action necessary to reserve for issuance a sufficient number of shares of ATC Common Stock for delivery upon exercise of Substitute Options pursuant to the terms set forth in this Section 2.2. ATC shall use reasonable best efforts to prepare and file with the SEC and to cause to be effective prior to or at the Effective Time a registration statement on Form S-8 (or another appropriate form) registering under the SpectraSite Stock Option Plans all shares of ATC Common Stock subject to the Substitute Options. ATC shall use reasonable best efforts to keep such registration statement effective and to keep the current status of the prospectus required thereby maintained as long as Substitute Options remain outstanding. In addition, ATC shall use reasonable best efforts to cause the shares of ATC Common Stock subject to Substitute Options to be listed on the NYSE.

         (c) As of the Effective Time, by virtue of the Merger and the conversion of the issued and outstanding shares of SpectraSite Common Stock pursuant to Section 2.1(a) above, and without any action on the part of SpectraSite or ATC or the holder of the warrants issued and outstanding in connection with SpectraSite's Plan of Reorganization that became effective on February 10, 2003, granting holders thereof the right to purchase shares of SpectraSite Common Stock (the "SPECTRASITE WARRANTS"), each SpectraSite Warrant issued and outstanding immediately prior to the Effective Time shall, in accordance with and subject to the applicable provisions of such SpectraSite Warrant (i) remain outstanding after the Effective Time and (ii) be exercisable in accordance with the terms of such SpectraSite Warrant.

         (d) Section 2.2(d) of the SpectraSite Disclosure Letter (hereinafter defined) sets forth a complete and correct list, as of May 2, 2005, of all SpectraSite Options, the number of shares of SpectraSite Common Stock (or other capital stock of SpectraSite) subject thereto, the grant dates, expiration dates, the exercise or base prices and vesting schedules thereof and the names of the holders thereof.

         (e) On or after the date of this Agreement and prior to the Effective Time, each of ATC and SpectraSite shall take all necessary actions as may be required to cause any dispositions of SpectraSite Common Stock (including derivative securities with respect to SpectraSite Common Stock) or acquisitions of ATC Common Stock (including derivative securities with respect to ATC Common Stock) resulting from the transactions contemplated by this Agreement by each director or officer who is subject to the reporting requirements of

Section 16(a) of the Exchange Act, to be exempt from the short-swing profit liability rules of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 promulgated thereunder. Such actions shall be consistent with all current applicable interpretation and guidance of the United States Securities and Exchange Commission (the "SEC"), including, but not limited to, the No-Action letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

         Section 2.3. RESTRICTED STOCK. Any shares of SpectraSite Common Stock outstanding immediately prior to the Effective Time that are subject to a repurchase option or risk of forfeiture under the SpectraSite Stock Option Plans shall, by operation of this Agreement, be exchanged for shares of ATC Common Stock on the same terms and conditions as the shares of SpectraSite Common Stock that are not subject to any repurchase option or risk of forfeiture in accordance with Section 2.1; PROVIDED, HOWEVER, that, to the extent that such shares do not, by their terms, become vested and cease to be subject to any such repurchase option or risk of forfeiture as a result of the consummation of the transactions contemplated by this Agreement, such shares shall, following the Effective Time, be subject to the same repurchase option or risk of forfeiture as set forth in the agreement pursuant to which such shares were granted.
Section 2.3 of the SpectraSite Disclosure Letter sets forth a complete and correct list, as of the date hereof, of all SpectraSite Common Stock subject to any such repurchase option or other risk of forfeiture, the grant dates, expiration dates of such repurchase options or other risk of forfeiture or "vesting schedules" thereof and the names of the holders thereof.

         Section 2.4. EXCHANGE OF CERTIFICATES.

         (a) EXCHANGE AGENT. At or prior to the Effective Time, ATC shall deposit, or shall cause to be deposited, with a bank or trust company that may be designated by ATC as exchange agent (the "EXCHANGE AGENT"), for the benefit of the holders of Shares, for exchange in accordance with this Article II through the Exchange Agent, (i) certificates representing the shares of ATC Common Stock issuable pursuant to Section 2.1(a), and (ii) cash, from time to time as required to make payments in lieu of any fractional shares pursuant to
Section 2.4(e) (such cash and certificates for shares of ATC Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "EXCHANGE FUND"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the shares of ATC Common Stock and cash contemplated to be issued pursuant to Section 2.1(a) and this Section 2.4(a) out of the Exchange Fund. Except as contemplated by Section 2.4(g) hereof, the Exchange Fund shall not be used for any other purpose.

         (b) EXCHANGE PROCEDURES. As promptly as practicable after the Effective Time, ATC shall cause the Exchange Agent to mail to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 2.1(a): (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor: (A) a certificate representing that number of whole shares of ATC Common

Stock which such holder has the right to receive in respect of the Shares formerly represented by such Certificate after taking into account all Shares then held by such holder, and (B) cash in lieu of any fractional shares of ATC Common Stock to which such holder is entitled pursuant to Section 2.4(e) and any dividends or other distributions to which such holder is entitled pursuant to
Section 2.4(c), and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or will accrue on any cash payable pursuant to Section 2.4(c) or (e). In the event of a transfer of ownership of Shares that is not registered in the transfer records of SpectraSite, a certificate representing the proper number of shares of ATC Common Stock and a check for cash in lieu of any fractional shares of ATC Common Stock to which such holder is entitled pursuant to Section 2.4(e) and for any dividends or other distributions to which such holder is entitled pursuant to Section 2.4(c) may be issued to a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.4, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, the cash in lieu of any fractional shares of ATC Common Stock to which such holder is entitled pursuant to Section 2.4(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.4(c).

         (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the Effective Time with respect to the ATC Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of SpectraSite Common Stock represented thereby, until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of ATC Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of ATC Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of ATC Common Stock.

         (d) NO FURTHER RIGHTS IN SPECTRASITE COMMON STOCK. All cash paid and shares of ATC Common Stock issued upon conversion of the Shares in accordance with the terms of this Article II (including any cash paid pursuant to Section 2.4(c) or (e)) shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Shares.

         (e) NO FRACTIONAL SHARES. No certificates or script representing fractional shares of ATC Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional shares interests will not entitle the owner thereof to vote or to any other rights of a stockholder of ATC. Each holder of Shares exchanged pursuant to the Merger who would otherwise be entitled to receive a fraction of a share of ATC Common Stock (after taking into account all Certificates delivered by such holder) shall receive, upon surrender of such holder's Certificates in accordance with this Section 2.4, an amount in cash (without interest) equal to the product obtained by multiplying (i) such fractional share interest to which such holder would otherwise be entitled by
(ii) the average of the per share closing prices on the New York Stock

Exchange (the "NYSE") of shares of ATC Common Stock during the ten (10) consecutive trading days ending on (and including) the trading day immediately preceding the date of the Effective Time. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify ATC, and ATC shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms of Section 2.4(b).

         (f) ADJUSTMENTS TO EXCHANGE RATIO. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into ATC Common Stock or SpectraSite Common Stock), cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to ATC Common Stock or SpectraSite Common Stock occurring on or after the date hereof and prior to the Effective Time.

         (g) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund (including any interest received with respect thereto) that remains undistributed to the holders of the SpectraSite Common Stock for one year after the Effective Time shall be delivered to ATC, upon demand, and any holders of the SpectraSite Common Stock who have not theretofore complied with this Article II shall thereafter look solely to ATC with respect to the Merger Consideration payable or issuable upon due surrender of their Certificates, and any other cash amounts payable pursuant to this Article II, without any interest thereon. Any portion of the Exchange Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to such times as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of ATC free and clear of any claims or interest of any person previously entitled thereto.

         (h) NO LIABILITY. Neither the Exchange Agent nor any party hereto shall be liable to any holder of Certificates for any such Shares (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

         (i) WITHHOLDING RIGHTS. Each of the Surviving Company, ATC and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of federal, state, local or foreign tax Law. To the extent that amounts are so withheld by ATC or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect to which such deduction and withholding was made by ATC or the Exchange Agent, as the case may be.

         (j) LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by ATC, the posting by such person of a bond, in such reasonable amount as ATC may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, any cash in lieu of fractional shares of ATC Common Stock to which the holders thereof are entitled pursuant to Section 2.4(e) and any dividend or other distributions to which the holders thereof are entitled pursuant to Section 2.4(c).

         Section 2.5. STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of SpectraSite shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of SpectraSite. From and after the Effective Time, the holders of Certificates representing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or ATC for any reason shall be converted into the right to receive the Merger Consideration, any cash in lieu of fractional shares of ATC Common Stock to which the holders thereof are entitled pursuant to Section 2.4(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.4(c).

         Section 2.6. FORMS OF SPECTRASITE OPTIONS AND SPECTRASITE RESTRICTED STOCK AWARDS. Prior to the date hereof, SpectraSite has made available to ATC correct and complete copies of the form of each stock option agreement or restricted stock award that evidences any outstanding SpectraSite Options, restricted stock grants or other compensatory stock awards, and no stock option agreement or restricted stock purchase agreement or other award agreement that governs any such SpectraSite Options, restricted stock grants or other compensatory stock awards contains terms that are materially inconsistent with such forms.


                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF SPECTRASITE

         SpectraSite represents and warrants to each of the other parties hereto as follows (except (i) as set forth in the written disclosure letter (which letter shall in each case specifically identify by reference to Sections of this Agreement any exceptions to each of the representations, warranties and covenants contained in this Agreement; PROVIDED, HOWEVER, that any information set forth in one section of such disclosure letter shall be deemed to apply to each other Section or subsection thereof or hereof to which its relevance is readily apparent on its face) delivered by SpectraSite to ATC and Merger Sub in connection with the execution and delivery of this Agreement (the "SPECTRASITE DISCLOSURE LETTER") or (ii) as disclosed in the SpectraSite SEC Reports filed or furnished to the SEC by SpectraSite, and in either case, publicly available on or after January 1, 2005 and prior to the date hereof, but excluding any risk factor disclosure contained in any such SpectraSite SEC Reports under the heading "Risk Factors" or "Special Note Regarding Forward-Looking Statements"):

         Section 3.1. ORGANIZATION AND STANDING.

         (a) SpectraSite is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. SpectraSite has made available to ATC complete and correct copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of the stockholders of SpectraSite, the Board of Directors of SpectraSite and the committees of Boards of Directors of SpectraSite, in each case held since February 10, 2003 and prior to the date hereof.

         (b)    (i)     Each SpectraSite Subsidiary is duly organized, validly
existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and (ii) each of SpectraSite and each SpectraSite Subsidiary (A) has full corporate (or similar) power and authority and all necessary government approvals to own, lease and operate its properties and assets and to conduct its business as presently conducted, and (B) is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except in the case of clauses (b)(i) and (b)(ii), where any such failure has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. SpectraSite has furnished or made available to ATC true and complete copies of the Third Amended and Restated Certificate of Incorporation of SpectraSite ("SPECTRASITE CERTIFICATE OF INCORPORATION") and the Third Amended and Restated Bylaws of SpectraSite (the "SPECTRASITE BYLAWS"). The SpectraSite Certificate of Incorporation and the SpectraSite Bylaws are in full force and effect and have not been amended or otherwise modified. SpectraSite is not in material violation of any provision of the SpectraSite Certificate of Incorporation or the SpectraSite Bylaws, and no SpectraSite Subsidiary is in material violation of any provision of its certificate of incorporation, bylaws or equivalent organizational documents.

         For purposes of this Agreement a "SUBSIDIARY" of any person means another person, (i) an amount of the voting securities, other voting rights or voting partnership interests of which that is sufficient to elect at least a majority of its board of directors or other governing body is directly or indirectly owned or controlled by such first person or by any one or more of its Subsidiaries, or by such first person and one or more of its Subsidiaries (or, if there are no such voting interests, 50% or more of the equity interests of which is owned directly or indirectly by such first person) or (ii) of which such first person or any other Subsidiary of such first person is a general partner (excluding partnerships, the general partnership interests of which held by such first person and any Subsidiary of such first person do not have a majority of the voting interests in such partnership).

         Section 3.2. CAPITALIZATION.

         (a) The authorized capital stock of SpectraSite consists of (i) 250,000,000 shares of SpectraSite Common Stock and (ii) 40,000,000 shares of preferred stock, par value $.01 per share ("SPECTRASITE PREFERRED STOCK"). At the close of business on May 2, 2005, (A) 46,924,616 shares of SpectraSite Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights, (B) 3,679,881 shares of SpectraSite Common Stock were held by SpectraSite in its treasury, (C) 3,398,622 shares of SpectraSite Common Stock were reserved for issuance pursuant to the SpectraSite 2003 Equity Incentive Plan, of which 3,206,979 shares of SpectraSite Common Stock were subject to outstanding and unexercised SpectraSite Options, (D) no shares of SpectraSite Common Stock were reserved for issuance pursuant to the SpectraSite 2005 Equity Incentive Plan, of which no shares of SpectraSite Common Stock were subject to outstanding SpectraSite Options, (E) 1,996,831 shares of SpectraSite Common Stock were reserved for issuance upon exercise of the SpectraSite Warrants and (F) 7,500 of the issued and outstanding shares of SpectraSite Common Stock were subject to vesting, contractual restrictions on transfer or repurchase rights. At the close of business on May 2, 2005, no shares of SpectraSite Preferred Stock were issued and outstanding and no shares of SpectraSite Preferred Stock were held in the treasury of SpectraSite.

         (b) Except as set forth above, as of the date hereof there are no options, warrants, convertible or exchangeable securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by SpectraSite or any SpectraSite Subsidiary relating to the issued or unissued capital stock or equity interest of SpectraSite or any SpectraSite Subsidiary or obligating SpectraSite or any SpectraSite Subsidiary to issue or sell any shares of capital stock of, or options, warrants, convertible or exchangeable securities, subscriptions or other equity interests (collectively, "STOCK RIGHTS") in SpectraSite or any SpectraSite Subsidiary. All shares of SpectraSite Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of SpectraSite or any SpectraSite Subsidiary to repurchase, redeem or otherwise acquire any capital stock or equity interest of SpectraSite (including any Shares of SpectraSite Common Stock) or any SpectraSite Subsidiary or any Stock Rights or to pay any dividend or make any other distribution in respect thereof or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

         (c) Exhibit 21.1 to SpectraSite's Annual Report on Form 10-K for the fiscal year ended December 31, 2004 includes all the Subsidiaries of SpectraSite (the "SPECTRASITE SUBSIDIARIES") in existence as of the date hereof. All the outstanding shares of capital stock of, or other equity interests in, each such SpectraSite Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and are, except as set forth in such Exhibit 21.1, owned directly or indirectly by SpectraSite, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens") and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable securities laws. As of the date of this Agreement, neither SpectraSite nor any of the SpectraSite Subsidiaries directly or indirectly owns or has any right or obligation to subscribe for or otherwise acquire any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity (other than the SpectraSite Subsidiaries).

         Section 3.3. AUTHORITY FOR AGREEMENT.

         (a) SpectraSite has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining the SpectraSite Stockholder Approval (as defined below) in connection with this Agreement and the Merger, to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by SpectraSite of this Agreement, and the consummation by SpectraSite of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action on the part of SpectraSite and no other corporate proceedings on the part of SpectraSite are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement (other than obtaining the SpectraSite Stockholder Approval and the filing and recordation of appropriate merger documents as required by the DGCL and the DLLC Act). This Agreement has been duly executed and delivered by SpectraSite and, assuming the due authorization, execution and delivery by ATC and Merger Sub, constitutes a legal, valid and binding obligation of SpectraSite enforceable against SpectraSite in accordance with its terms subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity. The affirmative vote of a majority of the outstanding shares of SpectraSite Common Stock entitled to vote in accordance with the DGCL, the SpectraSite Certificate of Incorporation and the SpectraSite Bylaws (the "SPECTRASITE STOCKHOLDER APPROVAL") is the only vote of the holders of capital stock of SpectraSite necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

         (b) The Board of Directors of SpectraSite has unanimously (i) determined that this Agreement and the other transactions contemplated hereby, including the Merger, are advisable and in the best interests of SpectraSite and SpectraSite's stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend approval and adoption of this Agreement and the Merger by SpectraSite's stockholders which, in each case, has not been subsequently rescinded, modified or withdrawn prior to the execution and delivery of this Agreement by SpectraSite. The actions taken by the Board of Directors of SpectraSite constitute approval of the Merger, this Agreement and the other transactions contemplated hereby by the Board of Directors of SpectraSite under the provisions of Section 203 of the DGCL such that Section 203 of the DGCL does not apply to this Agreement, or the transactions contemplated hereby. Other than
Section 203 of the DGCL, no state anti-takeover or similar statute is applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement.

         (c) Each of Evercore Group Inc. and Lehman Brothers Inc. (together, the "SPECTRASITE INDEPENDENT ADVISORS") has delivered to the Board of Directors of SpectraSite its opinion to the effect that, as of the date of such opinion and based on the assumptions, qualifications and limitations contained therein, the Exchange Ratio is fair, from a financial point of view, to the holders of SpectraSite Common Stock. SpectraSite has made available to ATC a correct and complete copy of the form of each such opinion prior to the execution of this Agreement.

         Section 3.4. NO CONFLICT. The execution and delivery of this Agreement by SpectraSite do not, and the performance of this Agreement by SpectraSite and the consummation of the Merger and the other transactions contemplated by this Agreement will not, (a) assuming the SpectraSite Stockholder Approval is obtained, conflict with or violate (i) the SpectraSite Certificate of Incorporation or the SpectraSite Bylaws or (ii) the equivalent organizational documents of any of the SpectraSite Subsidiaries, (b) subject to Section 3.5 and assuming the SpectraSite Stockholder Approval is obtained, conflict with or violate any United States federal, state or local or any foreign statute, law, rule, regulation, ordinance, code or any other requirement or rule of law (a "LAW") or any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative (an "ORDER"), in each case applicable to SpectraSite or any of the SpectraSite Subsidiaries or by which any property or asset of SpectraSite or any of the SpectraSite Subsidiaries is bound or affected, or (c) result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, result in the triggering of any payment or other obligation or any right of consent, or result in the creation of a Lien on any property or asset of SpectraSite or any of the SpectraSite Subsidiaries pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which SpectraSite or any of the SpectraSite Subsidiaries is a party or by which SpectraSite or any of the SpectraSite Subsidiaries or any property or asset of any of them is bound or affected (including any SpectraSite Material Contract), except, in the case of clauses (a)(ii), (b) and (c) above, for any such conflicts, violations, breaches, defaults or other occurrences which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         Section 3.5. REQUIRED FILINGS AND CONSENTS. The execution and delivery of this Agreement by SpectraSite do not, and the performance of this Agreement by SpectraSite will not, require any consent, approval, order, authorization or permit of, or declaration, registration, filing with, or notification to, any United States federal, state or local or any foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "GOVERNMENTAL ENTITY"), except for
(i) applicable requirements, if any, of (A) the Securities Act of 1933, as amended (the "SECURITIES ACT"), and the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), including, without limitation, the filing with the SEC of the Joint Proxy Statement and of the Registration Statement in which the Joint Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Registration Statement, (B) state securities or "blue sky" laws, (C) the DGCL and the DLLC Act to file the Certificate of Merger or other appropriate documentation, (D) the New York Stock Exchange, (ii) those required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), (iii) such filings and approvals as are required to be made or obtained under any foreign antitrust, competition or similar Laws in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, (iv) the filing of customary applications and notices, as applicable, (A) with the Federal Aviation Administration ("FAA"), and any approvals of such applications and notices, or (B) with the Federal Communications Commission (the "FCC") under the Communications Act of 1934, as amended (the "COMMUNICATIONS ACT"), and any approvals of such applications and notices, which, in the case of this clause (iv), are required or appropriate with respect to the transactions contemplated by this Agreement and related to SpectraSite's ownership or operation of communications or broadcast towers and the assets and properties relating thereto, (v) receipt of the SpectraSite Stockholder Approval and the ATC Stockholder Approval, and (vi) customary filings, notices and approvals with any state public service, public utility commissions, state environmental agencies or similar state regulatory bodies with respect to the transactions contemplated by this Agreement and related to the consummation of the Merger and the other transactions contemplated by this Agreement as a result of SpectraSite's ownership or operation of communications or broadcast towers and the assets and properties relating thereto.

         Section 3.6. COMPLIANCE; REGULATORY COMPLIANCE.

         (a) Each of SpectraSite and the SpectraSite Subsidiaries (i) has been operated at all times in compliance with all Laws applicable to SpectraSite or any of the SpectraSite Subsidiaries or by which any property, business or asset of SpectraSite or any of the SpectraSite

Subsidiaries is bound or affected and (ii) is not in default or violation of any governmental licenses, permits or franchises to which SpectraSite or any of the SpectraSite Subsidiaries is a party or by which SpectraSite or any of the SpectraSite Subsidiaries or any property or asset of SpectraSite or any of the SpectraSite Subsidiaries is bound or affected other than, in the case of clauses
(i) and (ii) above, failures to comply, defaults or violations which do not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         (b) Each of SpectraSite and the SpectraSite Subsidiaries has in effect all required governmental licenses, permits, certificates, approvals and authorizations necessary for the conduct of their business and the use of their properties and assets, as presently conducted and used, except where such failure has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and neither SpectraSite nor any SpectraSite Subsidiary has received notice from any Governmental Entity that any such license, permit, certificate, approval or authorization is subject to any adverse action which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         (c) This Section 3.6 does not relate to tax matters, employee benefits matters, labor relations matters, or environmental matters which are the subjects of Sections 3.9, 3.14, 3.15 and 3.16, respectively.

         Section 3.7. SEC FILINGS; FINANCIAL STATEMENTS.

         (a) Each of SpectraSite and the SpectraSite Subsidiaries has filed all forms, reports, statements and documents required to be filed with the SEC since February 10, 2003 (the "SPECTRASITE SEC REPORTS"), each of which has complied in all material respects with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder, the Exchange Act, and the rules and regulations promulgated thereunder, each as in effect on the date so filed, except to the extent updated, amended, restated or corrected by a subsequent SpectraSite SEC Report filed or furnished to the SEC by SpectraSite, and in either case, publicly available prior to the date hereof (each, a "SPECTRASITE FILED SEC REPORT"). None of the SpectraSite SEC Reports (including, any financial statements or schedules included or incorporated by reference therein) contained when filed, and any SpectraSite SEC Reports filed with the SEC subsequent to the date hereof will not contain, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent updated, amended, restated or corrected by a subsequent SpectraSite Filed SEC Report. The principal executive officer of SpectraSite and the principal financial officer of SpectraSite (and each former principal executive officer of SpectraSite and each former principal financial officer of SpectraSite, as applicable) have made the certifications required by Sections 302 and 906 of, and SpectraSite has complied in all material respects with, the Sarbanes-Oxley Act of 2002 (the "SARBANES-OXLEY ACT"), and the rules and regulations of the SEC promulgated thereunder with respect to SpectraSite's filings pursuant to the Exchange Act. For purposes of the preceding sentence, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act.

         (b) Except to the extent updated, amended, restated or corrected by a subsequent SpectraSite Filed SEC Report, all of the financial statements included in the SpectraSite SEC Reports, in each case, including any related notes thereto, as filed with the SEC (those filed with the SEC are collectively referred to as the "SPECTRASITE FINANCIAL STATEMENTS"), have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as may be permitted by Form 10-Q of the SEC and subject, in the case of the unaudited statements, to normal, year-end audit adjustments which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect). The consolidated balance sheets (including the related notes) included in such SpectraSite Financial Statements (if applicable, as updated, amended, restated or corrected in a subsequent SpectraSite Filed SEC Report) fairly present, in all material respects, the consolidated financial position of SpectraSite and the SpectraSite Subsidiaries at the respective dates thereof, and the consolidated statements of operations, stockholders' equity and cash flows (in each case, including the related notes) included in such SpectraSite Financial Statements (if applicable, as updated, amended, restated or corrected in a subsequent SpectraSite Filed SEC Report) fairly present, in all material respects, the consolidated statements of operations, stockholders' equity and cash flows of SpectraSite and the SpectraSite Subsidiaries for the periods indicated, subject, in the case of the unaudited statements, to normal, year-end audit adjustments which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         (c) SpectraSite has designed and maintains a system of "internal control over financial reporting" (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting.

         (d) SpectraSite's "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all material information (both financial and non-financial) required to be disclosed by SpectraSite in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to SpectraSite's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of SpectraSite required under the Exchange Act with respect to such reports.

         (e) Neither SpectraSite nor any of the SpectraSite Subsidiaries has any liabilities or obligations of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, that are material to SpectraSite and the SpectraSite Subsidiaries, taken as a whole, other than (i) liabilities or obligations disclosed or provided for in the consolidated balance sheet of SpectraSite and the SpectraSite Subsidiaries as of December 31, 2004, including the notes thereto, contained in the SpectraSite Filed SEC Reports, (ii) liabilities or obligations incurred on behalf of SpectraSite in connection with this Agreement and the contemplated Merger, (iii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since January 1, 2005, and (iv) other liabilities or obligations that are not otherwise covered by insurance that were not, or would not reasonably be expected to be, material and adverse to the businesses of SpectraSite and the SpectraSite Subsidiaries, taken as a whole.

         Section 3.8. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as contemplated by this Agreement, since January 1, 2005, each of SpectraSite and the SpectraSite Subsidiaries has conducted its respective businesses only in the ordinary course in all material respects and in a manner consistent with prior practice in all material respects and there has not been any event or occurrence of any condition that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as contemplated by this Agreement, since January 1, 2005 and through the date hereof, there has not been (i) any material change in accounting methods, principles or practices employed by SpectraSite or (ii) any action of the types described in Sections 5.1(b) or 5.1(c) which, had such action been taken after the date of this Agreement, would be in violation of any such Section.

         Section 3.9. TAXES.

         (a) Each of SpectraSite and the SpectraSite Subsidiaries has duly filed all tax returns and reports required to be filed by it or has been granted extensions to file such returns or reports, which extensions have not expired, except to the extent that all such failures to file, taken together, have not had and would not reasonably be expected to have a Material Adverse Effect. SpectraSite and each of the SpectraSite Subsidiaries have paid (or SpectraSite has paid on its behalf) all taxes (i) shown as due on such returns or (ii) otherwise due and payable, except for those taxes (x) being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the financial statements included in the SpectraSite Filed SEC Reports in accordance with GAAP or (y) that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no Liens for any taxes upon the assets of SpectraSite or the SpectraSite Subsidiaries, other than (i) statutory Liens for taxes not yet due and payable, (ii) Liens for taxes contested in good faith by appropriate proceedings and (iii) Liens that are not, and would not reasonably be expected to be, material to the businesses of SpectraSite and the SpectraSite Subsidiaries, taken as a whole.

         (b) No deficiencies for any taxes have been proposed, asserted or assessed in writing against SpectraSite or any of the SpectraSite Subsidiaries that are not adequately reserved for, except for deficiencies that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, and no requests for waivers of the time to assess any such taxes have been granted or are pending (other than with respect to years that are currently under examination by the Internal Revenue Service or other applicable taxing authorities).

         (c) Neither SpectraSite nor any of the SpectraSite Subsidiaries has taken any action or has any knowledge of any fact or circumstance that is reasonably likely to prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368 of the Code.

         (d) Neither SpectraSite nor any of the SpectraSite Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A)) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

         (e) Neither SpectraSite nor any of the SpectraSite Subsidiaries has entered into a "listed transaction" within the meaning of Treasury Regulation ss.1.6011-4(b)(2).

         (f) SpectraSite and the SpectraSite Subsidiaries have complied with all applicable Laws relating to the payment and withholding of taxes, except where a failure to comply, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

         (g) Neither SpectraSite nor any of the SpectraSite Subsidiaries has any liability for the taxes of any person (other than SpectraSite and the SpectraSite Subsidiaries) under Treasury Regulation ss. 1.1502-6 (or any similar provision of any state, local or foreign law) as a transferee or successor, by contract or otherwise that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

         (h) As used in this Agreement (A) "TAX" means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any related interest, penalty, addition to tax or additional amount, and any liability for any of the foregoing as transferee, and (B) "TAX RETURN" means any report, return, document, declaration or other information or filing required to be filed with respect to taxes (whether or not a payment is required to be made with respect to such filing), including information returns, any documents with respect to or accompanying payments of estimated taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

         Section 3.10. CHANGE OF CONTROL AGREEMENT; NO EXCESS PARACHUTE PAYMENT. Neither the execution and delivery of this Agreement nor the consummation of the Merger or the other transactions contemplated by this Agreement will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any director, officer or employee of SpectraSite or any SpectraSite Subsidiary. No amount paid or payable by SpectraSite or any SpectraSite Subsidiary in connection with the Merger or the other transactions contemplated by this Agreement, including accelerated vesting of options (either solely as a result thereof or as a result of such transactions in conjunction with any other event), will be an "excess parachute payment" within the meaning of Section 280G of the Code. Neither SpectraSite nor any SpectraSite Subsidiary has any obligation to pay or otherwise reimburse any person for paying any tax imposed under Section 4999 of the Code.

         Section 3.11. LITIGATION.

         (a) There are no claims, suits, actions, investigations, indictments or information, or administrative, arbitration or other proceedings ("LITIGATION") that which, if adversely determined, individually or in the aggregate would reasonably be expected to have a Material Adverse Effect. There is no suit, action or proceeding (including in connection with the consummation of the Merger) pending or, to the knowledge of SpectraSite, threatened, against or affecting SpectraSite or any of the SpectraSite Subsidiaries or any of their respective assets that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

         (b) There is not any Order of any Governmental Entity or arbitrator outstanding against, or, to the knowledge of SpectraSite, investigation by, any Governmental Entity involving SpectraSite or any of the SpectraSite Subsidiaries or any of their respective assets that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

         (c) This Section 3.11 does not relate to tax matters, employee benefits matters, labor relations matters, or environmental matters which are the subjects of Sections 3.9, 3.14, 3.15 and 3.16, respectively.

         Section 3.12. CONTRACTS AND COMMITMENTS.

         (a) Section 3.12(a) of the SpectraSite Disclosure Letter sets forth a true and complete list as of the date hereof of each SpectraSite Material Contract. "SPECTRASITE MATERIAL CONTRACT" means (i) a "material contract", as such term is defined in Section 601(b)(10) of Regulation S-K of the SEC, (ii) a contract, agreement or arrangement which contains any non-compete or exclusivity provisions with respect to the business of or geographic area with respect to SpectraSite or any SpectraSite Subsidiary, or restricts the conduct of the business of SpectraSite or any SpectraSite Subsidiary, or the geographic area or manner in which SpectraSite or any SpectraSite Subsidiary may conduct business, in each case in any material respect, (iii) a contract, agreement or arrangement between SpectraSite or any SpectraSite Subsidiary on the one hand, and any officer, director or person directly or indirectly owning, controlling or holding power to vote 5% or more of SpectraSite's outstanding voting securities (other than compensation arrangements involving a director or officer of SpectraSite listed or described in Section 3.14 of the SpectraSite Disclosure Letter), on the other hand, or (iv) a contract, agreement or arrangement to which SpectraSite or any SpectraSite Subsidiary or any of their respective properties is subject that (A) involves annual revenue to SpectraSite or the SpectraSite Subsidiaries in excess of $5,000,000 in the calendar year ending December 31, 2005, (B) obligates SpectraSite or any SpectraSite Subsidiary to expend an amount in excess of $5,000,000 in the calendar year ending December 31, 2005, (C) obligates SpectraSite or any SpectraSite Subsidiary to make capital expenditures or acquire assets (including by way of construction, including in a "build to suit" or similar agreement, or acquisition of communications towers) in an amount estimated by SpectraSite as of the date hereof to be in excess of $5,000,000 over the remaining life of such contract or
(D) is a material arrangement governing the legal relationship between SpectraSite or any SpectraSite Subsidiary and one of the ten largest customers of SpectraSite and any SpectraSite Subsidiaries, taken as a whole, for the calendar year ended December 31, 2004. SpectraSite has delivered or made available true and complete copies of all such agreements, arrangements and commitments to ATC.

         (b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the SpectraSite Material Contracts are legal, valid, binding and enforceable in accordance with their respective terms with respect to SpectraSite and, to the knowledge of SpectraSite, with respect to each other party to any of such SpectraSite Material Contracts, except, in each case, to the extent that enforcement of rights and remedies created by any SpectraSite Material Contracts are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general application related to or affecting creditors' rights and to general equity principles. There are no existing defaults, violations or breaches by SpectraSite or any SpectraSite Subsidiary of any notes, bonds, mortgages, indentures, contracts, agreements or leases to which SpectraSite or any of the SpectraSite Subsidiaries is a party or by which SpectraSite or any of the SpectraSite Subsidiaries or any property or asset of SpectraSite or any of the SpectraSite Subsidiaries is bound or affected, including any SpectraSite Material Contract (or events or conditions which, with notice or lapse of time or both would constitute such a default, violation or breach) and, to the knowledge of SpectraSite, there are no such defaults, violations or breaches (or events or conditions which, with notice or lapse of time or both, would constitute such a default, violation or breach) with respect to any third party to any such notes, bonds, mortgages, indentures, contracts, agreements or leases that, in any such case, has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. SpectraSite has no knowledge of any pending or threatened bankruptcy, insolvency or similar proceeding with respect to any party to any SpectraSite Material Contract which has had or would reasonably be expected to have a Material Adverse Effect.
Section 3.12(b) of the SpectraSite Disclosure Letter identifies each SpectraSite Material Contract set forth therein that requires the consent of or notice to the other party thereto to avoid any material breach, default or violation of such contract, agreement or other instrument in connection with the transactions contemplated hereby. Neither SpectraSite nor any SpectraSite Subsidiary is a party to any voting agreement with respect to the voting of any securities of SpectraSite. Neither SpectraSite nor any SpectraSite Subsidiary has any contractual obligation to file a registration statement under the Securities Act, in respect of any securities of SpectraSite or any SpectraSite Subsidiary.

         Section 3.13. INFORMATION SUPPLIED. The information supplied or to be supplied by SpectraSite for inclusion or incorporation by reference in the Registration Statement and the Joint Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Joint Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of SpectraSite and ATC, (iii) the time of the SpectraSite Stockholders' Meeting and (iv) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. If, at anytime prior to the Effective Time, any event or circumstance relating to SpectraSite or any SpectraSite Subsidiary, or their respective officers or directors, should be discovered by SpectraSite which should be set forth in an amendment or supplement to the Registration Statement or Joint Proxy Statement, SpectraSite shall promptly inform ATC. All documents that SpectraSite is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by SpectraSite with respect to statements made or incorporated by reference therein based on information supplied by ATC or Merger Sub for inclusion or incorporation by reference in the Registration Statement or Joint Proxy Statement.

         Section 3.14. EMPLOYEE BENEFIT PLANS.

         (a) Section 3.14 of the SpectraSite Disclosure Letter sets forth a list as of the date hereof of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) under which SpectraSite or any SpectraSite Subsidiaries has any liability (sometimes referred to individually as a "SPECTRASITE PENSION PLAN" and collectively as the "SPECTRASITE PENSION PLANS"), all "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) under which SpectraSite or any SpectraSite Subsidiaries has any liability (sometimes referred to individually as a "SPECTRASITE WELFARE PLAN" and collectively as the "SPECTRASITE WELFARE PLANS"), and each vacation or paid time off, severance, termination, change in control, employment, incentive compensation, profit sharing, stock option, fringe benefit, stock purchase, stock ownership, phantom stock, deferred compensation plans, arrangements or agreements and other employee fringe benefit plans or arrangements maintained, contributed to or required to be maintained or contributed to by SpectraSite or any SpectraSite Subsidiaries for the benefit of any present or former officers, employees, directors or independent contractors of SpectraSite or any of the SpectraSite Subsidiaries and under which SpectraSite or any SpectraSite Subsidiaries has any actual or contingent material liabilities (each of the foregoing being referred to individually as a "SPECTRASITE BENEFIT PLAN" and each of the foregoing together with the SpectraSite Pension Plan and SpectraSite Welfare Plans being referred to collectively as the "SPECTRASITE BENEFIT PLANS").

         (b) SpectraSite has made available to ATC true and complete copies of (1) each SpectraSite Benefit Plan (or, in the case of any unwritten SpectraSite Benefit Plan, a summary of the material provisions of such plan) in effect on the date hereof, (2) the most recent report on Form 5500 filed with the Internal Revenue Service with respect to each SpectraSite Benefit Plan in effect on the date hereof to the extent any such report was required by applicable Law, (3) the most recent summary plan description for each SpectraSite Benefit Plan for which such a summary plan description is required by applicable Law and (4) each currently effective trust agreement or other funding vehicle relating to any SpectraSite Benefit Plan. Neither SpectraSite nor any SpectraSite Subsidiaries has maintained, contributed to or been obligated to maintain or contribute to, or has any actual or contingent liability under, any benefit plan that is subject to Title IV of ERISA or
Section 412 of the Code or is otherwise a plan described in Section 3(40) of ERISA or a plan described in Section 413 of the Code. Other than severance benefits provided under a SpectraSite Benefit Plan, no SpectraSite Welfare Plan provides benefits to, or on behalf of, any former employee after the termination of employment except (1) where the full cost of such benefit is borne entirely by the former employee (or his eligible dependents or beneficiaries), (2) where plan benefits are payable through a trust, the fair market value of the assets of which equal or exceed the present value of the liabilities of such plan or
(3) where the benefit is required by Section 4980B of the Code.

         (c) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) each SpectraSite Benefit Plan in effect on the date hereof has been administered in all respects in accordance with its terms, and SpectraSite and each of the SpectraSite Subsidiaries and all SpectraSite Benefit Plans are in compliance with the applicable provisions of ERISA, the Code and other applicable Laws as to the SpectraSite Benefit Plans; (ii) all contributions, including participant contributions, required under each SpectraSite Benefit Plan have been made in full on a timely and proper basis pursuant to the terms of such plans and applicable Law; (iii) with respect to the SpectraSite Benefit Plans, individually and in the aggregate, no event has occurred, and there exists no condition or set of circumstances, including claims, audits, and investigations, in connection with which SpectraSite or any of the SpectraSite Subsidiaries could reasonably be expected to become subject to liability under ERISA, the Code or any other applicable Law; (iv) the amounts payable pursuant to the terms of a SpectraSite Benefit Plan will not be subject to any income tax deduction limit under Section 162(m) of the Code or any other applicable Law;
(v) each SpectraSite Pension Plan that is intended to comply with the provisions of Section 401(a) of the Code has been the subject of a determination letter from the Internal Revenue Service to the effect that such SpectraSite Pension Plan currently is qualified and exempt from income taxes under Section 401(a) of the Code and the trust relating to such plan is exempt from income taxes under
Section 501(a) of the Code, and no such determination letter has been revoked and, to the knowledge of SpectraSite, revocation has not been threatened; (vi) SpectraSite has made available to ATC a copy of the most recent determination letter received with respect to each SpectraSite Pension Plan for which such a letter has been issued, as well as a copy of any pending application for a determination letter; (vii) there are no understandings, agreements or undertakings, written or oral, with any person (other than the express terms of any SpectraSite Benefit Plans) that would (pursuant to any such understandings, agreements or undertakings) reasonably be expected to result in any liabilities if any SpectraSite Benefit Plan was amended or terminated on or at any time after the Effective Time or that would prevent any unilateral action by SpectraSite (or, after the Effective Time, ATC) to effect such amendment or termination; (viii) no present or former officers, employees, directors or independent contractors of SpectraSite or any SpectraSite Subsidiaries will be entitled to any additional benefits or any acceleration of the time of payment, funding or vesting of any benefits under any SpectraSite Benefit Plan as a result of the transactions contemplated by this Agreement; (ix) neither the execution and delivery of this Agreement, nor the consummation of any transaction contemplated by this Agreement (alone or in conjunction with a termination of employment) will (A) trigger any funding (through a grantor trust or otherwise) of any compensation or benefits or (B) result in any violation or breach of, or a default (with or without notice or lapse of time or both) under any SpectraSite Benefit Plan; (x) other than as set forth in any SpectraSite Benefit Plans or as may be required to avoid any adverse tax consequence under
Section 409A of the Code, since December 31, 2004, there has not been any adoption or amendment in any material respect by SpectraSite or any SpectraSite Subsidiaries of any SpectraSite Benefit Plan or any agreement (whether or not legally binding) to adopt or amend any such plan; and (xi) only officers, directors and employees of SpectraSite or any SpectraSite Subsidiaries are eligible for compensation or benefits under the terms of each SpectraSite Benefit Plan, and each individual who is classified by SpectraSite or any SpectraSite Subsidiary as an "employee" or as an "independent contractor" is properly so classified.

         Section 3.15. LABOR AND EMPLOYMENT MATTERS.

         (a) Since February 10, 2003, neither SpectraSite nor any of the SpectraSite Subsidiaries has been a party to, or bound by, or conducted negotiations regarding, any collective bargaining agreement or other contracts, arrangements, agreements or understandings with a labor union or labor organization that was certified by the National Labor Relations Board ("NLRB") or voluntarily recognized or recognized under foreign Law. There is no existing, pending or, to the knowledge of SpectraSite, threatened (i) labor dispute, walkout, lockout, strike, slowdown, hand billing, picketing work stoppage (sympathetic or otherwise), work interruption or other "concerted action" (each a "CONCERTED ACTION") involving the employees of SpectraSite or any of the SpectraSite Subsidiaries, (ii) unfair labor practice charge or complaint, labor dispute, labor arbitration proceeding or any other matter before the NLRB or any other comparable state agency against or involving SpectraSite or any of the SpectraSite Subsidiaries, (iii) election petition or other activity or proceeding by a labor union or representative thereof to organize any employees of SpectraSite or any of the SpectraSite Subsidiaries, (iv) certification or decertification question relating to collective bargaining units at the premises of SpectraSite or any of the SpectraSite Subsidiaries, or (v) grievance or arbitration demand against SpectraSite or any of SpectraSite's Subsidiaries whether or not filed pursuant to a collective bargaining agreement that, in the case of any of the foregoing, individually or in the aggregate has or would reasonably be expected to have a Material Adverse Effect. To the knowledge of SpectraSite, neither the employees of SpectraSite nor the employees of any of the SpectraSite Subsidiaries have engaged in a Concerted Action in the past three years that has had or would reasonably be expected to have a Material Adverse Effect.

         (b) To the knowledge of SpectraSite, none of SpectraSite, any of the SpectraSite Subsidiaries or any of their respective representatives or employees has committed an unfair labor practice in connection with the operation of the respective businesses of SpectraSite or any of the SpectraSite Subsidiaries, which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of SpectraSite and the SpectraSite Subsidiaries is in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers' compensation, occupational safety, plant closings, mass layoffs, and wages and hours, except where such failure has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no material controversies pending or, to the knowledge of SpectraSite, threatened between SpectraSite, the SpectraSite Subsidiaries and any of its current or former employees which have resulted in, or would reasonably be expected to result in, an action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         Section 3.16. ENVIRONMENTAL COMPLIANCE AND DISCLOSURE.

         (a) Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) each of SpectraSite and the SpectraSite Subsidiaries possesses, and is in compliance with, all permits, licenses and governmental authorizations and has filed all registrations and notices that are required under, all Environmental Laws applicable to SpectraSite or any SpectraSite Subsidiary, as applicable, (ii) there are no proceedings pending, or, to SpectraSite's knowledge, threatened to cancel, modify, or not renew any such permits, licenses or governmental authorizations, and (iii) SpectraSite and each of the SpectraSite Subsidiaries is in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those Environmental Laws.

         (b) Neither SpectraSite nor any SpectraSite Subsidiary has received written notice of actual or threatened or potential liability that would be material to SpectraSite and the SpectraSite Subsidiaries, taken as a whole, under the Federal Comprehensive Environmental

Response, Compensation and Liability Act (42 U.S.C. ss.9601 et seq.) ("CERCLA") or any similar applicable state or local statute or ordinance from any governmental agency.

         (c) Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the knowledge of SpectraSite, no Hazardous Materials have ever been or are being spilled, released, discharged, disposed, placed or otherwise caused to become located in any environmental medium, including, without limitation, soil, sub-surface strata, air, water or ground water, under, at, or upon any plant, facility, site, area or property currently or previously owned or leased by SpectraSite or any SpectraSite Subsidiary or on which SpectraSite or any SpectraSite Subsidiary is conducting or has conducted its business or operations.

         (d) Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither SpectraSite nor any SpectraSite Subsidiary has entered into or agreed to, nor does either contemplate entering into, any consent or Order, and neither SpectraSite nor any SpectraSite Subsidiary is subject to any consent or Order, in either case, relating to compliance with, or the investigation, management or cleanup of Hazardous Materials under, any applicable Environmental Laws.

         (e) Neither SpectraSite nor any SpectraSite Subsidiary has been subject to any administrative or judicial proceeding material to SpectraSite and the SpectraSite Subsidiaries, taken as a whole, pursuant to, and, to the knowledge of SpectraSite, has not been alleged in writing by any governmental agency to be in violation in a manner material to SpectraSite and the SpectraSite Subsidiaries, taken as a whole, of, applicable Environmental Laws either now or any time during the past five years.

         (f) Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither SpectraSite nor any SpectraSite Subsidiary has received notice that it is subject to any claim, obligation, penalty, fine, liability, loss, damage or expense of whatever kind or nature, contingent or otherwise, incurred or imposed or based upon any provision of any applicable Environmental Law and arising out of any act or omission of SpectraSite or any SpectraSite Subsidiary, its employees, agents or representatives or, to the knowledge of SpectraSite, arising out of the ownership, use, control or operation by SpectraSite or any SpectraSite Subsidiary of any plant, facility, site, area or property (including any plant, facility, site, area or property currently or previously owned or leased by SpectraSite or any SpectraSite Subsidiary) or any other area on which SpectraSite or any SpectraSite Subsidiary is conducting or has conducted its business or operations at or from which any Hazardous Materials were released into the environment (the term "release" meaning any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, and the term "environment" meaning any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air) and there is no reasonable basis for any such notice and, to the knowledge of SpectraSite, none are threatened or foreseen.

         (g) Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the knowledge of SpectraSite, none of the assets owned by SpectraSite or any SpectraSite Subsidiary or any real property owned or leased by SpectraSite or any SpectraSite Subsidiary contain any friable asbestos, PCBs or underground storage tanks.

         (h) As used in this Agreement, the term "ENVIRONMENTAL LAWS" means any applicable and binding Laws (including statutes, and common law) of the United States, any State or any political subdivision thereof, or any other nation or political subdivision thereof, relating to pollution, management of Hazardous Materials, protection of natural resources, protection of the environment or protection of human health and safety from Hazardous Materials, including judgments, awards, decrees, regulations, rules, standards, requirements, orders and permits issued by any court, administrative agency or commission or other Governmental Entity under such Laws, and shall include without limitation CERCLA, the Clean Air Act (42 U.S.C. ss.ss. 7401 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. ss.ss. 6901 et seq.), the Clean Water Act (33 U.S.C. ss.ss. 1251 et seq.), the Occupational Safety and Health Act (29 U.S.C. ss.ss. 651 et seq.) (to the extent it regulates Hazardous Materials) , the Toxic Substances Control Act (15 U.S.C. ss.ss. 2601 et seq.), Emergency Planning and Community Right To Know Act (42 U.S.C. 11001 et seq.), and the Safe Drinking Water Act (42 U.S.C. ss.ss. 300f et seq.), as well as any and all regulations, rules, standards, requirements, orders and permits issued thereunder.

         (i) As used in this Agreement, the term "HAZARDOUS MATERIAL" means any waste, pollutant, hazardous substance, toxic, radioactive, ignitable, reactive or corrosive substance, hazardous waste, special waste, controlled waste, industrial substance, by-product, process intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance, waste or material which is regulated by Environmental Laws, the presence of which in the environment is regulated or creates liability, or which may be harmful to human health or the environment.

         Section 3.17. INTELLECTUAL PROPERTY.

         (a) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect: SpectraSite does not have knowledge of any valid grounds for any bona fide claims (A) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by SpectraSite or any of the SpectraSite Subsidiaries, infringes on any copyright, patent, trademark, trade name, service mark or trade secret of any third party, (B) against the use by SpectraSite or any of the SpectraSite Subsidiaries of any copyrights, patents, trademarks, trade names, service marks, trade secrets, technology, know-how or computer software programs and applications used in the business of SpectraSite or any of the SpectraSite Subsidiaries as currently conducted or as proposed to be conducted, (C) challenging the ownership, validity or effectiveness of any of the SpectraSite Intellectual Property Rights material to SpectraSite and the SpectraSite Subsidiaries, taken as a whole, or (D) challenging the license or legally enforceable right to use of the Third-Party Intellectual Property Rights by SpectraSite or any of the SpectraSite Subsidiaries. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, SpectraSite and each of the SpectraSite Subsidiaries owns, or is licensed to use (in each case free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted.

         (b) As used in this Agreement, the term (x) "INTELLECTUAL PROPERTY" means all patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how, computer software programs or applications, and other proprietary information or materials, trademarks, trade names, service marks and copyrights, (y) "THIRD-PARTY INTELLECTUAL PROPERTY RIGHTS" means any rights to Intellectual Property owned by any third party, and
(z) "SPECTRASITE INTELLECTUAL PROPERTY RIGHTS" means the Intellectual Property owned or used by SpectraSite or any of the SpectraSite Subsidiaries.

         Section 3.18. STOCKHOLDERS' RIGHTS AGREEMENT. Neither SpectraSite nor any SpectraSite Subsidiary has adopted, or intends to adopt, a stockholders' rights agreement or any similar plan or agreement which limits or impairs the ability to purchase, or become the direct or indirect beneficial owner of, Shares or any other equity or debt securities of SpectraSite or any of the SpectraSite Subsidiaries.

         Section 3.19. BROKERS. Except pursuant to the SpectraSite Independent Advisors' engagement letters with SpectraSite, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of SpectraSite. Section 3.19 of the SpectraSite Disclosure Letter includes a true and complete copy of all agreements between SpectraSite and the SpectraSite Independent Advisors pursuant to which such firms would be entitled to any payment relating to this Agreement, the Merger or the other transactions contemplated by this Agreement.

         Section 3.20. INSURANCE. SpectraSite has delivered to ATC prior to the date hereof a list that is true and complete in all material respects of all material insurance policies in force naming SpectraSite, any of the SpectraSite Subsidiaries or employees thereof as an insured or beneficiary or as a loss payable payee or for which SpectraSite or any SpectraSite Subsidiary has paid or is obligated to pay all or part of the premiums. Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all such insurance policies are in full force and effect, all premiums due and payable thereon have been paid, and neither SpectraSite nor any SpectraSite Subsidiary has received, as of the date hereof, written notice of any pending or threatened cancellation or premium increase (retroactive or otherwise) with respect thereto. Each of SpectraSite and the SpectraSite Subsidiaries is in compliance with all conditions contained in such insurance policies, except where the failure to so comply has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         Section 3.21. FOREIGN CORRUPT PRACTICES ACT AND INTERNATIONAL TRADE SANCTIONS. Neither SpectraSite, nor any SpectraSite Subsidiaries, nor any of their respective directors, officers, agents, employees or any other persons acting on their behalf has, in connection with the operation of their respective businesses, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity, to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable foreign, Federal or state Law, (ii) paid, accepted or received or any unlawful contributions, payments, expenditures or gifts, or (iii) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign Laws, except, in the case of clauses (i),
(ii) and (iii), as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                              OF ATC AND MERGER SUB

         Each of ATC and Merger Sub represents and warrants to SpectraSite as follows (except (i) as set forth in the written disclosure letter (which letter shall in each case specifically identify by reference to Sections of this Agreement any exceptions to each of the representations, warranties and covenants contained in this Agreement; PROVIDED, HOWEVER, that any information set forth in one section of such disclosure letter shall be deemed to apply to each other Section or subsection thereof or hereof to which its relevance is readily apparent on its face) delivered by ATC to SpectraSite in connection with the execution and delivery of this Agreement (the "ATC DISCLOSURE LETTER") or
(ii) as disclosed in the ATC SEC Reports filed or furnished to the SEC by ATC, and in either case, publicly available on or after January 1, 2005 and prior to the date hereof, but excluding any risk factor disclosure contained in any such ATC SEC Reports under the heading "Factors That May Affect Future Results" or "Special Note Regarding Forward-Looking Statements"):

         Section 4.1. ORGANIZATION AND STANDING.

         (a) Each of ATC and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation. ATC has made available to SpectraSite complete and correct copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of the stockholders of ATC, the Board of Directors of ATC and the committees of Boards of Directors of ATC, in each case held since January 1, 2003 and prior to the date hereof.

         (b)    (i)     Each ATC Subsidiary is duly organized, validly existing
and in good standing under the laws of the jurisdiction of its incorporation or organization and (ii) each of ATC, Merger Sub and each ATC Subsidiary (A) has full corporate (or similar) power and authority and all necessary government approvals to own, lease and operate its properties and assets and to conduct its business as presently conducted, and (B) is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except in the case of clauses (b)(i) and (b)(ii), where any such failure has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. ATC has furnished or made available to SpectraSite true and complete copies of the Restated Certificate of Incorporation of ATC (the "ATC CERTIFICATE OF INCORPORATION") and the Bylaws of ATC (the "ATC BYLAWS"). The ATC Certificate of Incorporation and the ATC Bylaws are in full force and effect and have not been amended or otherwise modified. ATC is not in material violation of any provision of the ATC Certificate of Incorporation or the ATC Bylaws, and no ATC Subsidiary is in material violation of any provision of its certificate of incorporation, bylaws or equivalent organizational documents.

         (c) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Merger Sub has not engaged in any business activities, conducted any operations or incurred any liabilities, other than liabilities and obligations incurred in connection with the transactions contemplated by this Agreement.

         Section 4.2. CAPITALIZATION.

         (a) The authorized capital stock of ATC consists of (i) 500,000,000 shares of ATC Class A Common Stock, par value $0.01 per share ("ATC CLASS A COMMON STOCK"), (ii) 50,000,000 shares of Class B common stock, par value $.01 per share ("ATC CLASS B COMMON STOCK"), (iii) 10,000,000 shares of Class C common stock, par value $.01 per share ("ATC CLASS C COMMON STOCK" and, together with the ATC Class A Common Stock and the ATC Class B Common Stock, the "ATC COMMON STOCK") and (iv) 20,000,000 shares of preferred stock, par value $.01 per share ("ATC PREFERRED STOCK"). At the close of business on May 2, 2005, (i) 230,672,653 shares of ATC Class A Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights, (ii) 145,221 shares of ATC Class A Common Stock were held by ATC in its treasury, (iii) an aggregate of 29,063,304 shares of ATC Class A Common Stock were reserved for issuance pursuant to ATC's Amended and Restated 1997 Stock Option Plan and ATC's 2000 Employee Stock Purchase Plan (collectively, the "ATC STOCK PLANS"), of which 18,364,740 shares of ATC Class A Common Stock were subject to outstanding and unexercised ATC Stock Options (as defined below), (iv) none of the issued and outstanding shares of ATC Class A Common Stock were subject to vesting, restrictions on transfer or repurchase rights (shares so subject, "ATC RESTRICTED Stock"), (v) no shares of ATC Class B Common Stock were issued and outstanding and no shares of ATC Class B Common Stock were held by ATC in its treasury, (vi) no shares of ATC Class C Common Stock were issued and outstanding and no shares of ATC Class C Common Stock were held by ATC in its treasury and (vii) no shares of ATC Class B Common Stock or ATC Class C Common Stock were reserved for issuance, pursuant to the ATC Stock Plans or otherwise. At the close of business on May 2, 2005, (i) no shares of ATC Preferred Stock were issued and outstanding or were held by ATC in its treasury, (ii) warrants to acquire 11,389,012 shares of ATC Class A Common Stock from ATC pursuant to the warrant agreements listed on Section 4.2(a) of the ATC Disclosure Letter and previously made available in complete and correct form to SpectraSite (the "ATC WARRANTS") were issued and outstanding, (iii) 17,179,680 shares of ATC Class A Common Stock were reserved for issuance and issuable upon conversion of the 3.25% Convertible Notes due August 1, 2010 of ATC (the "3.25% ATC NOTES"), (iv) 16,829,273 shares of ATC Class A Common Stock were reserved for issuance and issuable upon conversion of the 3.0% Convertible Notes due August 15, 2012 of ATC (the "3.0% ATC NOTES"), (v) 1,616 shares of ATC Class A Common Stock were reserved for issuance and issuable upon conversion of the 2.25% Convertible Notes due 2009 of ATC (the "2.25% ATC NOTES"), and (vi) 5,353,172 shares of ATC Class A Common Stock were reserved for issuance and issuable upon conversion of the 5.0% Convertible Notes due 2010 of ATC (the "5.0% ATC NOTES", and together with the 3.25% ATC Notes, the 3.0% ATC Notes, and the 2.25% ATC Notes, the "ATC CONVERTIBLE NOTES").

         (b) Except as set forth above, as of the date hereof there are no Stock Rights in ATC or any ATC Subsidiary. All shares of ATC Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of ATC or any ATC Subsidiary to repurchase, redeem or otherwise acquire any capital stock or equity interest of ATC (including any shares of ATC Common Stock) or any ATC Subsidiary or any Stock Rights or to pay any dividend or make any other distribution in respect thereof or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

         (c) The authorized equity interests of Merger Sub consist of 1,000 Merger Sub Units. As of the close of business on May 3, 2005, 1,000 Merger Sub Units were issued and outstanding, all of which are owned directly by ATC free and clear of all Liens and are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. There are no options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by Merger Sub relating to the issued or unissued equity interests of Merger Sub or obligating Merger Sub to issue or sell any equity interests of, or options, warrants, convertible securities, subscriptions or other equity interests in, Merger Sub.

         (d) Exhibit 21.1 to ATC's Annual Report on Form 10-K for the fiscal year ended December 31, 2004 includes all the Subsidiaries of ATC (the "ATC SUBSIDIARIES") in existence as of the date hereof. All the outstanding shares of capital stock of, or other equity interests in, each such ATC Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and are, except as set forth in such Exhibit 21.1, owned directly or indirectly by ATC, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable securities laws. As of the date of this Agreement, neither ATC nor any of the ATC Subsidiaries directly or indirectly owns or has any right or obligation to subscribe for or otherwise acquire any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity (other than the ATC Subsidiaries).

         Section 4.3. AUTHORITY FOR AGREEMENT.

         (a) Each of ATC and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining the ATC Stockholder Approval (as defined below) in connection with the Merger, to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by each of ATC and Merger Sub of this Agreement, and the consummation by each of ATC and Merger Sub of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action on the part of each of ATC and Merger Sub and no other corporate proceedings on the part of each of ATC and Merger Sub are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement (other than obtaining the ATC Stockholder Approval and the filing and recordation of appropriate merger documents as required by the DGCL and the DLLC Act). This Agreement has been duly executed and delivered by each of ATC and Merger Sub and, assuming the due authorization, execution and delivery by SpectraSite, constitutes a legal, valid and binding obligation of each of ATC and

Merger Sub enforceable against each of ATC and Merger Sub in accordance with its terms subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity. The affirmative vote of a majority of the total votes cast by the holders of ATC Common Stock at the ATC Stockholders Meeting, provided that the total votes cast represents over 50% in interest of all securities entitled to vote, as required by the Listed Company Manual of the NYSE, is the only vote of the holders of any capital stock of ATC necessary to approve the issuance of ATC Common Stock in connection with the Merger (the "ATC STOCKHOLDER APPROVAL"). The affirmative vote of the holders of the outstanding units of interest in Merger Sub entitled to vote at a duly called and held meeting of unitholders is the only vote of the holders of membership units of Merger Sub necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

         (b) The Board of Directors of ATC has unanimously (i) determined that this Agreement and the other transactions contemplated hereby, including the Merger, are advisable and in the best interests of ATC and ATC's stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger and (iii) resolved to recommend approval of the issuance of ATC Common Stock in connection with the Merger by ATC's stockholders which, in each case, has not been subsequently rescinded, modified or withdrawn prior to the execution and delivery of this Agreement by ATC. The actions taken by the Board of Directors of ATC constitute approval of the Merger, this Agreement and the other transactions contemplated hereby by the Board of Directors of ATC under the provisions of Section 203 of the DGCL such that Section 203 of the DGCL does not apply to this Agreement, or the transactions contemplated hereby. Other than Section 203 of the DGCL, no state anti-takeover or similar statute is applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement.

         (c) The Board of Managers of Merger Sub has unanimously (i) determined that this Agreement and the other transactions contemplated hereby, including the Merger, are advisable and in the best interests of Merger Sub and Merger Sub's stockholder, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger and (iii) resolved to recommend approval and adoption of this Agreement and the Merger by the sole member of Merger Sub.

         (d) ATC, in its capacity as sole member of Merger Sub, has unanimously approved and adopted this Agreement and the Merger.

         (e) Citigroup Global Markets Inc. (the "ATC INDEPENDENT ADVISOR") has delivered to the Board of Directors of ATC its opinion to the effect that, as of the date of such opinion and based on the assumptions, qualifications and limitations contained therein, the Merger Consideration is fair, from a financial point of view, to ATC. ATC has made available to SpectraSite a correct and complete copy of the form of such opinion prior to the execution of this Agreement.

         Section 4.4. NO CONFLICT. The execution and delivery of this Agreement by each of ATC and Merger Sub do not, and the performance of this Agreement by each of ATC and Merger Sub and the consummation of the Merger and the other transactions contemplated by this Agreement will not, (a) assuming the ATC Stockholder Approval is obtained, conflict with or violate (i) the ATC Certificate of Incorporation or the ATC Bylaws, (ii) the Certificate of Formation of Merger Sub or the Operating Agreement of Merger Sub or (iii) the equivalent organizational documents of any of the ATC Subsidiaries,
(b) subject to Section 4.5 and assuming the ATC Stockholder Approval is obtained, conflict with or violate any Law or any Order, in each case applicable to ATC or any of the ATC Subsidiaries or by which any property or asset of ATC or any of the ATC Subsidiaries is bound or affected, or (c) result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, result in the triggering of any payment or other obligation or any right of consent, or result in the creation of a Lien on any property or asset of ATC or any of the ATC Subsidiaries pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which ATC or any of the ATC Subsidiaries is a party or by which ATC or any of the ATC Subsidiaries or any property or asset of any of them is bound or affected (including any ATC Material Contract), except, in the case of clauses (a)(iii),
(b) and (c) above, for any such conflicts, violations, breaches, defaults or other occurrences which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         Section 4.5. REQUIRED FILINGS AND CONSENTS. The execution and delivery of this Agreement by ATC and Merger Sub do not, and the performance of this Agreement by ATC and Merger Sub will not, require any consent, approval, order, authorization or permit of, or declaration, registration, filing with, or notification to, any Governmental Entity, except for (i) applicable requirements, if any, of (A) the Securities Act and the Exchange Act, including, without limitation, the filing with the SEC of the Joint Proxy Statement and of the Registration Statement in which the Joint Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Registration Statement,
(B) state securities or "blue sky" laws, (C) the DGCL and the DLLC Act to file the Certificate of Merger or other appropriate documentation, (D) the New York Stock Exchange, (ii) those required by the HSR Act, (iii) such filings and approvals as are required to be made or obtained under any foreign antitrust, competition or similar Laws in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, (iv) the filing of customary applications and notices, as applicable, (A) with the FAA, and any approvals of such applications and notices, or (B) with the FCC under the Communications Act, and any approvals of such applications and notices, which, in the case of this clause (iv), are required or appropriate with respect to the transactions contemplated by this Agreement and related to ATC's ownership or operation of communications or broadcast towers and the assets and properties relating thereto, (v) receipt of the ATC Stockholder Approval and the SpectraSite Stockholder Approval, and (vi) customary filings, notices and approvals with any state public service, public utility commissions, state environmental agencies or similar state regulatory bodies with respect to the transactions contemplated by this Agreement and related to the consummation of the Merger and the other transactions contemplated by this Agreement as a result of ATC's ownership or operation of communications or broadcast towers and the assets and properties relating thereto.

         Section 4.6. COMPLIANCE; REGULATORY COMPLIANCE.

         (a) Each of ATC and the ATC Subsidiaries (i) has been operated at all times in compliance with all Laws applicable to ATC or any of the ATC Subsidiaries or by which any property, business or asset of ATC or any of the ATC Subsidiaries is bound or affected and (ii) is not in default or violation of any governmental licenses, permits or franchises to which ATC or any of the ATC Subsidiaries is a party or by which ATC or any of the ATC Subsidiaries or any property or asset of ATC or any of the ATC Subsidiaries is bound or affected other than, in the case of clauses (i) and (ii) above, failures to comply, defaults or violations which do not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         (b) Each of ATC and the ATC Subsidiaries has in effect all required governmental licenses, permits, certificates, approvals and authorizations necessary for the conduct of their business and the use of their properties and assets, as presently conducted and used, except where such failure has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and neither ATC nor any ATC Subsidiary has received notice from any Governmental Entity that any such license, permit, certificate, approval or authorization is subject to any adverse action which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         (c) This Section 4.6 does not relate to tax matters, employee benefits matters, labor relations matters, or environmental matters which are the subjects of Sections 4.9, 4.14, 4.15 and 4.16, respectively.

         Section 4.7. SEC FILINGS; FINANCIAL STATEMENTS.

         (a) Each of ATC and the ATC Subsidiaries has filed all forms, reports, statements and documents required to be filed with the SEC since February 10, 2003 (the "ATC SEC REPORTS"), each of which has complied in all material respects with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder, the Exchange Act, and the rules and regulations promulgated thereunder, each as in effect on the date so filed, except to the extent updated, amended, restated or corrected by a subsequent ATC SEC Report filed or furnished to the SEC by ATC, and in either case, publicly available prior to the date hereof (each, a "ATC FILED SEC REPORT"). None of the ATC SEC Reports (including, any financial statements or schedules included or incorporated by reference therein) contained when filed, and any ATC SEC Reports filed with the SEC subsequent to the date hereof will not contain, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent updated, amended, restated or corrected by a subsequent ATC Filed SEC Report. The principal executive officer of ATC and the principal financial officer of ATC (and each former principal executive officer of ATC and each former principal financial officer of ATC, as applicable) have made the certifications required by Sections 302 and 906 of, and ATC has complied in all material respects with, the Sarbanes-Oxley Act, and the rules and regulations of the SEC promulgated thereunder with respect to ATC's filings pursuant to the Exchange Act. For purposes of the preceding sentence, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act.

         (b) Except to the extent updated, amended, restated or corrected by a subsequent ATC Filed SEC Report, all of the financial statements included in the ATC SEC Reports, in each case, including any related notes thereto, as filed with the SEC (those filed with the SEC are collectively referred to as the "ATC FINANCIAL STATEMENTS"), have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as may be permitted by Form 10-Q of the SEC and subject, in the case of the unaudited statements, to normal, year-end audit adjustments which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect). The consolidated balance sheets (including the related notes) included in such ATC Financial Statements (if applicable, as updated, amended, restated or corrected in a subsequent ATC Filed SEC Report) fairly present, in all material respects, the consolidated financial position of ATC and the ATC Subsidiaries at the respective dates thereof, and the consolidated statements of operations, stockholders' equity and cash flows (in each case, including the related notes) included in such ATC Financial Statements (if applicable, as updated, amended, restated or corrected in a subsequent ATC Filed SEC Report) fairly present, in all material respects, the consolidated statements of operations, stockholders' equity and cash flows of ATC and the ATC Subsidiaries for the periods indicated, subject, in the case of the unaudited statements, to normal, year-end audit adjustments which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         (c) ATC has designed and maintains a system of "internal control over financial reporting" (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting.

         (d) ATC's "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all material information (both financial and non-financial) required to be disclosed by ATC in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to ATC's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of ATC required under the Exchange Act with respect to such reports.

         (e) Neither ATC nor any of the ATC Subsidiaries has any liabilities or obligations of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, that are material to ATC and the ATC Subsidiaries, taken as a whole, other than (i) liabilities or obligations disclosed or provided for in the consolidated balance sheet of ATC and the ATC Subsidiaries as of December 31, 2004, including the notes thereto, contained in the ATC Filed SEC Reports,
(ii) liabilities or obligations incurred on behalf of ATC in connection with this Agreement and the contemplated Merger, (iii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since January 1, 2005, and (iv) other liabilities or obligations that are not otherwise covered by insurance that were not, or would not reasonably be expected to be, material and adverse to the businesses of ATC and the ATC Subsidiaries, taken as a whole.

         Section 4.8. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as contemplated by this Agreement, since January 1, 2005, each of ATC and the ATC Subsidiaries has conducted its respective businesses only in the ordinary course in all material respects and in a manner consistent with prior practice in all material respects and there has not been any event or occurrence of any condition that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as contemplated by this Agreement, since January 1, 2005 and through the date hereof, there has not been (i) any material change in accounting methods, principles or practices employed by ATC or (ii) any action of the types described in Sections 5.2(b) or 5.2(c) which, had such action been taken after the date of this Agreement, would be in violation of any such Section.

         Section 4.9. TAXES.

         (a) Each of ATC and the ATC Subsidiaries has duly filed all tax returns and reports required to be filed by it or has been granted extensions to file such returns or reports, which extensions have not expired, except to the extent that all such failures to file, taken together, have not had and would not reasonably be expected to have a Material Adverse Effect. ATC and each of the ATC Subsidiaries have paid (or ATC has paid on its behalf) all taxes (i) shown as due on such returns or (ii) otherwise due and payable, except for those taxes (x) being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the financial statements included in the ATC Filed SEC Reports in accordance with GAAP or (y) that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no Liens for any taxes upon the assets of ATC or the ATC Subsidiaries, other than (i) statutory Liens for taxes not yet due and payable, (ii) Liens for taxes contested in good faith by appropriate proceedings and (iii) Liens that are not, and would not reasonably be expected to be, material to the businesses of ATC and the ATC Subsidiaries, taken as a whole.

         (b) No deficiencies for any taxes have been proposed, asserted or assessed in writing against ATC or any of the ATC Subsidiaries that are not adequately reserved for, except for deficiencies that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, and no requests for waivers of the time to assess any such taxes have been granted or are pending (other than with respect to years that are currently under examination by the Internal Revenue Service or other applicable taxing authorities).

         (c) Neither ATC nor any of the ATC Subsidiaries has taken any action or has any knowledge of any fact or circumstance that is reasonably likely to prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368 of the Code.

         (d) Neither ATC nor any of the ATC Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A)) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

         (e) Neither ATC nor any of the ATC Subsidiaries has entered into a "listed transaction" within the meaning of Treasury Regulation ss.1.6011-4(b)(2).

         (f) ATC and the ATC Subsidiaries have complied with all applicable Laws relating to the payment and withholding of taxes, except where a failure to comply, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

         (g) Neither ATC nor any of the ATC Subsidiaries has any liability for the taxes of any person (other than ATC and the ATC Subsidiaries) under Treasury Regulation ss. 1.1502-6 (or any similar provision of any state, local or foreign law) as a transferee or successor, by contract or otherwise that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

         Section 4.10. CHANGE OF CONTROL AGREEMENT; NO EXCESS PARACHUTE PAYMENT. Neither the execution and delivery of this Agreement nor the consummation of the Merger or the other transactions contemplated by this Agreement will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any director, officer or employee of ATC or any ATC Subsidiary. No amount paid or payable by ATC or any ATC Subsidiary in connection with the Merger or the other transactions contemplated by this Agreement, including accelerated vesting of options (either solely as a result thereof or as a result of such transactions in conjunction with any other event), will be an "excess parachute payment" within the meaning of Section 280G of the Code. Neither ATC nor any ATC Subsidiary has any obligation to pay or otherwise reimburse any person for paying any tax imposed under Section 4999 of the Code.

         Section 4.11. LITIGATION.

         (a) There is no Litigation that which, if adversely determined, individually or in the aggregate would reasonably be expected to have a Material Adverse Effect. There is no suit, action or proceeding (including in connection with the consummation of the Merger) pending or, to the knowledge of ATC, threatened, against or affecting ATC or any of the ATC Subsidiaries or any of their respective assets that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

         (b) There is not any Order of any Governmental Entity or arbitrator outstanding against, or, to the knowledge of ATC, investigation by, any Governmental Entity involving ATC or any of the ATC Subsidiaries or any of their respective assets that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

         (c) This Section 4.11 does not relate to tax matters, employee benefits matters, labor relations matters, or environmental matters which are the subjects of Sections 4.9, 4.14, 4.15 and 4.16, respectively.

         Section 4.12. CONTRACTS AND COMMITMENTS.

         (a) Section 4.12(a) of the ATC Disclosure Letter sets forth a true and complete list as of the date hereof of each ATC Material Contract. "ATC MATERIAL CONTRACT" means (i) a "material contract", as such term is defined in
Section 601(b)(10) of Regulation S-K of the SEC, (ii) a contract, agreement or arrangement which contains any non-compete or exclusivity provisions with respect to the business of or geographic area with respect to ATC or any ATC Subsidiary, or restricts the conduct of the business of ATC or any ATC

Subsidiary, or the geographic area or manner in which ATC or any ATC Subsidiary may conduct business, in each case in any material respect, (iii) a contract, agreement or arrangement between ATC or any ATC Subsidiary on the one hand, and any officer, director or person directly or indirectly owning, controlling or holding power to vote 5% or more of ATC's outstanding voting securities (other than compensation arrangements involving a director or officer of ATC listed or described in Section 4.14 of the ATC Disclosure Letter), on the other hand, or
(iv) a contract, agreement or arrangement to which ATC or any ATC Subsidiary or any of their respective properties is subject that (A) involves annual revenue to ATC or the ATC Subsidiaries in excess of $9,300,000 in the calendar year ending December 31, 2005, (B) obligates ATC or any ATC Subsidiary to expend an amount in excess of $9,300,000 in the calendar year ending December 31, 2005,
(C) obligates ATC or any ATC Subsidiary to make capital expenditures or acquire assets (including by way of construction, including in a "build to suit" or similar agreement, or acquisition of communications towers) in an amount estimated by SpectraSite as of the date hereof to be in excess of $9,300,000 over the remaining life of such contract or (D) is a material arrangement governing the legal relationship between ATC or any ATC Subsidiary and one of the ten largest customers of ATC and any ATC Subsidiaries, taken as a whole, for the calendar year ended December 31, 2004. ATC has delivered or made available true and complete copies of all such agreements, arrangements and commitments to SpectraSite.

         (b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the ATC Material Contracts are legal, valid, binding and enforceable in accordance with their respective terms with respect to ATC and, to the knowledge of ATC, with respect to each other party to any of such ATC Material Contracts, except, in each case, to the extent that enforcement of rights and remedies created by any ATC Material Contracts are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general application related to or affecting creditors' rights and to general equity principles. There are no existing defaults, violations or breaches by ATC or any ATC Subsidiary of any notes, bonds, mortgages, indentures, contracts, agreements or leases to which ATC or any of the ATC Subsidiaries is a party or by which ATC or any of the ATC Subsidiaries or any property or asset of ATC or any of the ATC Subsidiaries is bound or affected, including any ATC Material Contract (or events or conditions which, with notice or lapse of time or both would constitute such a default, violation or breach) and, to the knowledge of ATC, there are no such defaults, violations or breaches (or events or conditions which, with notice or lapse of time or both, would constitute such a default, violation or breach) with respect to any third party to any such notes, bonds, mortgages, indentures, contracts, agreements or leases that, in any such case, has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. ATC has no knowledge of any pending or threatened bankruptcy, insolvency or similar proceeding with respect to any party to any ATC Material Contract which has had or would reasonably be expected to have a Material Adverse Effect.
Section 4.12(b) of the ATC Disclosure Letter identifies each ATC Material Contract set forth therein that requires the consent of or notice to the other party thereto to avoid any material breach, default or violation of such contract, agreement or other instrument in connection with the transactions contemplated hereby. Neither ATC nor any ATC Subsidiary is a party to any voting agreement with respect to the voting of any securities of ATC. Neither ATC nor any ATC Subsidiary has any contractual obligation to file a registration statement under the Securities Act, in respect of any securities of ATC or any ATC Subsidiary.

         Section 4.13. INFORMATION SUPPLIED. The information supplied or to be supplied by ATC or Merger Sub for inclusion or incorporation by reference in the Registration Statement and the Joint Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Joint Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of SpectraSite and ATC, (iii) the time of the ATC Stockholders' Meeting and (iv) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. If, at anytime prior to the Effective Time, any event or circumstance relating to ATC or Merger Sub or any ATC Subsidiary, or their respective officers or directors, should be discovered by ATC which should be set forth in an amendment or supplement to the Registration Statement or Joint Proxy Statement, ATC shall promptly inform SpectraSite. All documents that ATC is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by ATC or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by SpectraSite for inclusion or incorporation by reference in the Registration Statement or Joint Proxy Statement.

         Section 4.14. EMPLOYEE BENEFIT PLANS.

         (a) Section 4.14 of the ATC Disclosure Letter sets forth a list as of the date hereof of all "employee pension benefit plans" (as defined in Section 3(2) of ERISA) under which ATC or any ATC Subsidiaries has any liability (sometimes referred to individually as an "ATC PENSION PLAN" and collectively as the "ATC PENSION Plans"), all "employee welfare benefit plans" (as defined in
Section 3(1) of ERISA) under which ATC or any ATC Subsidiaries has any liability (sometimes referred to individually as an "ATC WELFARE PLAN" and collectively as the "ATC WELFARE PLANS"), and each vacation or paid time off, severance, termination, change in control, employment, incentive compensation, profit sharing, stock option, fringe benefit, stock purchase, stock ownership, phantom stock, deferred compensation plans, arrangements or agreements and other employee fringe benefit plans or arrangements maintained, contributed to or required to be maintained or contributed to by ATC or any ATC Subsidiaries for the benefit of any present or former officers, employees, directors or independent contractors of ATC or any ATC Subsidiaries and under which ATC or any of the ATC Subsidiaries has any actual or contingent material liabilities (each of the foregoing being referred to individually as an "ATC BENEFIT PLAN" and each of the foregoing together with the ATC Pension Plans and ATC Welfare Plans being referred to collectively as the "ATC BENEFIT PLANS").

         (b) ATC has made available to SpectraSite true and complete copies of (1) each ATC Benefit Plan (or, in the case of any unwritten ATC Benefit Plan, a summary of the material provisions of such plan) in effect on the date hereof,
(2) the most recent report on Form 5500 filed with the Internal Revenue Service with respect to each ATC Benefit Plan in effect on the date hereof to the extent any such report was required by applicable Law, (3) the most recent summary plan description for each ATC Benefit Plan for which such a summary plan description is required by applicable Law and (4) each currently effective trust agreement or other funding vehicle relating to any ATC Benefit Plan. Neither ATC nor any ATC Subsidiaries has maintained, contributed to or been obligated to maintain or contribute to, or has any actual or contingent liability under, any benefit plan that is subject to Title IV of ERISA or Section 412 of the Code or is otherwise a plan described in Section 3(40) of ERISA or a plan described in Section 413 of the Code. Other than severance benefits provided under a ATC Benefit Plan, no ATC Welfare Plan provides benefits to, or on behalf of, any former employee after the termination of employment except (1) where the full cost of such benefit is borne entirely by the former employee (or his eligible dependents or beneficiaries), (2) where plan benefits are payable through a trust, the fair market value of the assets of which equal or exceed the present value of the liabilities of such plan or
(3) where the benefit is required by Section 4980B of the Code.

         (c) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) each ATC Benefit Plan in effect on the date hereof has been administered in all respects in accordance with its terms, and ATC and each of the ATC Subsidiaries and all ATC Benefit Plans are in compliance with the applicable provisions of ERISA, the Code and other applicable Laws as to the ATC Benefit Plans; (ii) all contributions, including participant contributions, required under each ATC Benefit Plan have been made in full on a timely and proper basis pursuant to the terms of such plans and applicable Law; (iii) with respect to the ATC Benefit Plans, individually and in the aggregate, no event has occurred, and there exists no condition or set of circumstances, including claims, audits, and investigations, in connection with which ATC or any of the ATC Subsidiaries could reasonably be expected to become subject to liability under ERISA, the Code or any other applicable Law; (iv) the amounts payable pursuant to the terms of a ATC Benefit Plan will not be subject to any income tax deduction limit under Section 162(m) of the Code or any other applicable Law; (v) each ATC Pension Plan that is intended to comply with the provisions of Section 401(a) of the Code has been the subject of a determination letter from the Internal Revenue Service to the effect that such ATC Pension Plan currently is qualified and exempt from income taxes under Section 401(a) of the Code and the trust relating to such plan is exempt from income taxes under Section 501(a) of the Code, and no such determination letter has been revoked and, to the knowledge of ATC, revocation has not been threatened; (vi) ATC has made available to SpectraSite a copy of the most recent determination letter received with respect to each ATC Pension Plan for which such a letter has been issued, as well as a copy of any pending application for a determination letter; (vii) there are no understandings, agreements or undertakings, written or oral, with any person (other than the express terms of any ATC Benefit Plans) that would (pursuant to any such understandings, agreements or undertakings) reasonably be expected to result in any liabilities if any ATC Benefit Plan was amended or terminated on or at any time after the Effective Time or that would prevent any unilateral action by ATC (or, after the Effective Time, SpectraSite) to effect such amendment or termination; (viii) no present or former officers, employees, directors or independent contractors of ATC or any ATC Subsidiaries will be entitled to any additional benefits or any acceleration of the time of payment, funding or vesting of any benefits under any ATC Benefit Plan as a result of the transactions contemplated by this Agreement; (ix) neither the execution and delivery of this Agreement, nor the consummation of any transaction contemplated by this Agreement (alone or in conjunction with a termination of employment) will (A) trigger any funding (through a grantor trust or otherwise) of any compensation or benefits or (B) result in any violation or breach of, or a default (with or without notice or lapse of time or both) under any ATC Benefit Plan; (x) other than as set forth in any ATC Benefit Plans or as may be required to avoid any adverse tax consequence under Section 409A of the Code, since December 31, 2004, there has not been any adoption or amendment in any material respect by ATC or any ATC Subsidiaries of any ATC Benefit Plan or any agreement (whether or not legally binding) to adopt or amend any such plan; and (xi) only officers, directors and employees of ATC or any ATC Subsidiaries are eligible for compensation or benefits under the terms of each ATC Benefit Plan, and each individual who is classified by ATC or any ATC Subsidiary as an "employee" or as an "independent contractor" is properly so classified.

         Section 4.15. LABOR AND EMPLOYMENT MATTERS.

         (a) Since February 10, 2003, neither ATC nor any of the ATC Subsidiaries has been a party to, or bound by, or conducted negotiations regarding, any collective bargaining agreement or other contracts, arrangements, agreements or understandings with a labor union or labor organization that was certified by the NLRB or voluntarily recognized or recognized under foreign Law. There is no existing, pending or, to the knowledge of ATC, threatened (i) Concerted Action involving the employees of ATC or any of the ATC Subsidiaries,
(ii) unfair labor practice charge or complaint, labor dispute, labor arbitration proceeding or any other matter before the NLRB or any other comparable state agency against or involving ATC or any of the ATC Subsidiaries, (iii) election petition or other activity or proceeding by a labor union or representative thereof to organize any employees of ATC or any of the ATC Subsidiaries, (iv) certification or decertification question relating to collective bargaining units at the premises of ATC or any of the ATC Subsidiaries, or (v) grievance or arbitration demand against ATC or any of the ATC Subsidiaries whether or not filed pursuant to a collective bargaining agreement that, in the case of any of the foregoing, individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect. To the knowledge of ATC, neither the employees of ATC nor the employees of any of the ATC Subsidiaries have engaged in a Concerted Action in the past three years that has had or would reasonably be expected to have a Material Adverse Effect.

         (b) To the knowledge of ATC, none of ATC, any of the ATC Subsidiaries or any of their respective representatives or employees has committed an unfair labor practice in connection with the operation of the respective businesses of ATC or any of the ATC Subsidiaries, which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of ATC and the ATC Subsidiaries is in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers' compensation, occupational safety, plant closings, mass layoffs, and wages and hours, except where such failure has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no material controversies pending or, to the knowledge of ATC, threatened between ATC, the ATC Subsidiaries and any of its current or former employees which have resulted in, or would reasonably be expected to result in, an action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         Section 4.16. ENVIRONMENTAL COMPLIANCE AND DISCLOSURE.

         (a) Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) each of ATC and the ATC Subsidiaries possesses, and is in compliance with, all permits, licenses and governmental authorizations and has filed all registrations and notices that are required under, all Environmental Laws applicable to ATC or any ATC Subsidiary, as applicable, (ii) there are no proceedings pending, or, to ATC's knowledge, threatened to cancel, modify or not renew any such permits, licenses or governmental authorizations, and (iii) ATC and each of the ATC Subsidiaries is in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those Environmental Laws.

         (b) Neither ATC nor any ATC Subsidiary has received written notice of actual or threatened or potential liability that would be material to ATC and the ATC Subsidiaries, taken as a whole, under CERCLA or any similar applicable state or local statute or ordinance from any governmental agency.

         (c) Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the knowledge of ATC, no Hazardous Materials have ever been or are being spilled, released, discharged, disposed, placed or otherwise caused to become located in any environmental medium, including, without limitation, soil, sub-surface strata, air, water or ground water, under, at or upon any plant, facility, site, area or property currently or previously owned or leased by ATC or any ATC Subsidiary or on which ATC or any ATC Subsidiary is conducting or has conducted its business or operations.

         (d) Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither ATC nor any ATC Subsidiary has entered into or agreed to, nor does either contemplate entering into, any consent or Order, and neither ATC nor any ATC Subsidiary is subject to any consent or Order, in either case, relating to compliance with, or the investigation, management or cleanup of Hazardous Materials under, any applicable Environmental Laws.

         (e) Neither ATC nor any ATC Subsidiary has been subject to any administrative or judicial proceeding material to ATC and the ATC Subsidiaries, taken as a whole, pursuant to, and, to the knowledge of ATC, has not been alleged in writing by any governmental agency to be in violation in a manner material to ATC and the ATC Subsidiaries, taken as a whole, of, applicable Environmental Laws either now or any time during the past five years.

         (f) Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither ATC nor any ATC Subsidiary has received notice that it is subject to any claim, obligation, penalty, fine, liability, loss, damage or expense of whatever kind or nature, contingent or otherwise, incurred or imposed or based upon any provision of any applicable Environmental Law and arising out of any act or omission of ATC or any ATC Subsidiary, its employees, agents or representatives or, to the knowledge of ATC, arising out of the ownership, use, control or operation by ATC or any ATC Subsidiary of any plant, facility, site, area or property (including any plant, facility, site, area or property currently or previously owned or leased by ATC or any ATC Subsidiary) or any other area on which ATC or any ATC Subsidiary is conducting or has conducted its business or operations at or from which any Hazardous Materials were released into the environment (the term "release" meaning any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, and the term "environment" meaning any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air) and there is no reasonable basis for any such notice and, to the knowledge of ATC, none are threatened or foreseen.

         (g) Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the knowledge of ATC, none of the assets owned by ATC or any ATC Subsidiary or any real property owned or leased by ATC or any ATC Subsidiary contain any friable asbestos, PCBs or underground storage tanks.

         Section 4.17. INTELLECTUAL PROPERTY.

         (a) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect: ATC does not have knowledge of any valid grounds for any bona fide claims (A) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by ATC or any of the ATC Subsidiaries, infringes on any copyright, patent, trademark, trade name, service mark or trade secret of any third party, (B) against the use by ATC or any of the ATC Subsidiaries of any copyrights, patents, trademarks, trade names, service marks, trade secrets, technology, know-how or computer software programs and applications used in the business of ATC or any of the ATC Subsidiaries as currently conducted or as proposed to be conducted, (C) challenging the ownership, validity or effectiveness of any of the ATC Intellectual Property Rights material to ATC and the ATC Subsidiaries, taken as a whole, or (D) challenging the license or legally enforceable right to use of the Third-Party Intellectual Property Rights by ATC or any of the ATC Subsidiaries. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, ATC and each of the ATC Subsidiaries owns, or is licensed to use (in each case free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted.

         (b) As used in this Agreement, the term "ATC INTELLECTUAL PROPERTY RIGHTS" means the Intellectual Property owned or used by ATC or any of the ATC Subsidiaries.

         Section 4.18. STOCKHOLDERS' RIGHTS AGREEMENT. Neither ATC nor any ATC Subsidiary has adopted, or intends to adopt, a stockholders' rights agreement or any similar plan or agreement which limits or impairs the ability to purchase, or become the direct or indirect beneficial owner of, capital shares or any other equity or debt securities of ATC or any of the ATC Subsidiaries.

         Section 4.19. BROKERS. Except pursuant to ATC's engagement letters with each of the ATC Independent Advisor and Credit Suisse First Boston, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of ATC. Section 4.19 of the ATC Disclosure Letter includes a true and complete copy of all agreements between ATC and the ATC Independent Advisor pursuant to which such firm would be entitled to any payment relating to this Agreement, the Merger or the other transactions contemplated by this Agreement.

         Section 4.20. INSURANCE. ATC has delivered to SpectraSite prior to the date hereof a list that is true and complete in all material respects of all material insurance policies in force naming ATC, any of the ATC Subsidiaries or employees thereof as an insured or beneficiary or as a loss payable payee or for which ATC or any ATC Subsidiary has paid or is obligated to pay all or part of the premiums. Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all such insurance policies are in full force and effect, all premiums due and payable thereon have been paid, and neither ATC nor any ATC Subsidiary has received, as of the date hereof, written notice of any pending or threatened cancellation or premium increase (retroactive or otherwise) with respect thereto. Each of ATC and the ATC Subsidiaries is in compliance with all conditions contained in such insurance policies, except where the failure to so comply has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         Section 4.21. FOREIGN CORRUPT PRACTICES ACT AND INTERNATIONAL TRADE SANCTIONS. Neither ATC, nor any ATC Subsidiaries, nor any of their respective directors, officers, agents, employees or any other persons acting on their behalf has, in connection with the operation of their respective businesses, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable foreign, Federal or state Law, (ii) paid, accepted or received or any unlawful contributions, payments, expenditures or gifts, or (iii) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign Laws, except, in the case of clauses (i), (ii) and (iii), as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.


                                   ARTICLE V

                                    COVENANTS

         Section 5.1. CONDUCT OF SPECTRASITE'S BUSINESS PENDING THE MERGER.

         (a) SpectraSite covenants and agrees that between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, unless ATC shall otherwise agree in writing or as otherwise contemplated by this Agreement, and subject to the disclosure in Section 5.1 of the SpectraSite Disclosure Letter, (i) the business of SpectraSite and the SpectraSite Subsidiaries shall be conducted only in, and SpectraSite and the SpectraSite Subsidiaries shall not take any action except in the ordinary course of business, in all material respects, and in a manner consistent with prior practice, in all material respects, and (ii) SpectraSite and the SpectraSite Subsidiaries shall use commercially reasonable efforts to preserve intact their business organizations, to keep available the services of their current officers and key employees and to preserve, in all material respects, the current relationships of SpectraSite and the SpectraSite Subsidiaries with customers, suppliers and other persons with which SpectraSite or the SpectraSite Subsidiaries have business dealings.

         (b) SpectraSite covenants and agrees that between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, unless ATC shall otherwise agree in writing, SpectraSite shall not, nor shall SpectraSite permit any of the SpectraSite Subsidiaries to, except as disclosed in Section 5.1 of the SpectraSite Disclosure Letter: (i) declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock, except for dividends and distributions by a direct or indirect wholly owned SpectraSite Subsidiary to its parent; (ii) subdivide, reclassify, recapitalize, split, combine or exchange or enter into any similar transaction with respect to any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any split, combination or reclassification of capital stock of a wholly-owned SpectraSite Subsidiary, or any issuance or authorization or proposal to issue or authorize any securities of a wholly-owned SpectraSite Subsidiary to SpectraSite or another wholly-owned SpectraSite Subsidiary; (iii) repurchase, redeem or otherwise acquire any shares of its capital stock, other than pursuant to any repurchase obligations contained in the SpectraSite Benefit Plans; (iv) issue, deliver or sell, or authorize, propose or reserve for issuance, delivery or sale of, or otherwise encumber any shares of its capital stock or any securities convertible into any such shares of its capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any stock appreciation rights, phantom stock plans or stock equivalents, other than the issuance of shares upon the exercise of SpectraSite Options and SpectraSite Warrants outstanding as of the date of this Agreement or (v) take any action that would, or would reasonably be expected to, result in any of the conditions set forth in Article VI not being satisfied.

         (c) Without limiting the generality of the foregoing, except as set forth in Section 5.1 of the SpectraSite Disclosure Letter or in SpectraSite's 2005 capital and operating budget previously provided to ATC and included in
Section 5.1 of the SpectraSite Disclosure Letter (or, in the event the Effective Time occurs after December 31, 2005, then in SpectraSite's 2006 capital and operating budget (which shall be materially consistent in relevant part with the estimates for the applicable line items previously provided to ATC)) or as otherwise expressly contemplated by any other provision of this Agreement (including payment of fees and expenses to consummate the transactions contemplated by this Agreement), during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, unless ATC shall otherwise agree in writing, SpectraSite shall not, nor shall SpectraSite permit any of the SpectraSite Subsidiaries to: (i) amend the SpectraSite Certificate of Incorporation, the SpectraSite Bylaws or the equivalent organizational documents of any SpectraSite Subsidiary; (ii) create, assume or incur any indebtedness for borrowed money or guaranty any such indebtedness of another person, or repay, redeem or repurchase any such indebtedness other than borrowings under existing lines of credit in a net aggregate amount not to exceed $10,000,000 (or under any refinancing of such existing lines); (iii) make any loans or advances to any other person (other than (A) loans to employees (other than officers) or advances to employees, in each case that are made in the ordinary course in all material respects consistent with past practice in all material respects and in a manner that does not violate applicable Law or (B) loan or advances between any SpectraSite Subsidiaries or between SpectraSite and any of the SpectraSite Subsidiaries); (iv) sell, lease, license, sell and leaseback, mortgage, pledge or otherwise encumber any of its assets or properties (other than in the ordinary course of business consistent with past practice); (v) directly or indirectly acquire (x) by merging or consolidating with, or by purchasing assets of, or by any other manner, any division, business or equity interest of any person (including in a transaction involving a tender or exchange offer, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction) or (y) any assets, in each case of clause (x) or (y) other than any such acquisition or acquisitions that, individually, involves a purchase price not in excess of $10,000,000 or, in the aggregate, involves a purchase price not in excess of $25,000,000; (vi) implement or adopt any material change in its accounting policies other than as may be required by applicable Law or GAAP; (vii) other than as required to comply with applicable Law or a SpectraSite Benefit Plan as in effect on the date hereof or as may be required to avoid adverse treatment under Section 409A of the Code: (A) amend any of the terms or conditions of employment for any of its directors or officers, (B) alter, amend or create any obligations with respect to compensation, severance, benefits, change of control payments or any other payments to employees, officers, directors or affiliates of SpectraSite or SpectraSite Subsidiaries or enter into any new, or amend any existing, employment agreements, in each case, except with respect to employees (other than officers) effected in the ordinary course of business consistent with past practices (including in connection with the hiring of any new employees) or (C) make any change to the SpectraSite Benefit Plans except to the minimum extent required to satisfy applicable Law; (viii) modify or amend in any material respect or terminate or cancel any SpectraSite Material Contract or enter into any agreement or contract that would qualify as a SpectraSite Material Contract; (ix) pay, loan or advance (other than the payment of compensation, directors' fees or reimbursement of expenses in the ordinary course of business) any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement with, any of its officers or directors or any "affiliate" or "associate" of any of its officers or directors; (x) form or commence the operations of any business or any corporation, partnership, joint venture, business association or other business organization or division thereof (other than in the ordinary course of business consistent with past practice) or enter into any new line of business that is material to SpectraSite and the SpectraSite Subsidiaries, taken as a whole; (xi) make any material tax election (other than in the ordinary course of business consistent with past practice) or settle or compromise any material income tax liability; (xii) pay, discharge, settle or satisfy any claims, Litigation, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) other than in the ordinary course of business or to the extent subject to and not in excess of reserves that are disclosed in the SpectraSite Filed SEC Reports that relate to the matter being paid, discharged, settled or satisfied in accordance with GAAP or that, individually or in the aggregate, are not material to SpectraSite and the SpectraSite Subsidiaries, taken as a whole; (xiii) make or agree to make any new capital expenditure or expenditures (including new tower construction) which, individually, are in excess of $5,000,000 or, in the aggregate, are in excess of $10,000,000; (xiv) take any action that (without giving effect to any action taken or agreed to be taken by ATC or any of the ATC Affiliates) would prevent SpectraSite from treating the Merger as a "reorganization" under Section 368 of the Code; or (xv) authorize, or commit or agree to take, any of the foregoing actions.

         (d) In connection with the continued operation of SpectraSite and the SpectraSite Subsidiaries between the date hereof and the Closing Date, SpectraSite will confer in good faith on a regular and frequent basis with one or more representatives of ATC designated to SpectraSite regarding operational matters and the general status of ongoing operations. SpectraSite acknowledges that ATC does not and will not waive any rights it may have under this Agreement as a result of such consultations. Nothing contained in this Agreement will give ATC, directly or indirectly, the right to control or direct SpectraSite's operations prior to the Effective Time.

         Section 5.2. CONDUCT OF ATC'S BUSINESS PENDING THE MERGER.

         (a) ATC covenants and agrees that between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, unless SpectraSite shall otherwise agree in writing or as otherwise contemplated by this Agreement, and subject to the disclosure in
Section 5.2 of the ATC Disclosure Letter (i) the business of ATC and the ATC Subsidiaries shall be conducted only in, and ATC and the ATC Subsidiaries shall not take any action except in the ordinary course of business in all material respects and in a manner consistent with prior practice in all material respects and (ii) ATC and the ATC Subsidiaries shall use commercially reasonable efforts to preserve intact their business organizations, to keep available the services of their current officers and key employees and to preserve, in all material respects, the current relationships of ATC and the ATC Subsidiaries with customers, suppliers and other persons with which ATC or the ATC Subsidiaries have business dealings.

         (b) ATC covenants and agrees that between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, unless SpectraSite shall otherwise agree in writing, ATC shall not, nor shall ATC permit any of the ATC Subsidiaries to, except as disclosed in Section 5.2 of the ATC Disclosure Letter: (i) declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock, except for dividends and distributions by a direct or indirect wholly owned ATC Subsidiary to its parent;
(ii) subdivide, reclassify, recapitalize, split, combine or exchange or enter into any similar transaction with respect to any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any split, combination or reclassification of capital stock of a wholly-owned ATC Subsidiary, or any issuance or authorization or proposal to issue or authorize any securities of a wholly-owned ATC Subsidiary to ATC or another wholly-owned ATC Subsidiary; (iii) repurchase, redeem or otherwise acquire any shares of its capital stock, other than pursuant to any repurchase obligations contained in the ATC Benefit Plans; (iv) issue, deliver or sell, or authorize, propose or reserve for issuance, delivery or sale of, or otherwise encumber any shares of its capital stock or any securities convertible into any such shares of its capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any stock appreciation rights, phantom stock plans or stock equivalents, other than the issuance of shares upon the exercise of ATC Options and ATC Warrants outstanding as of the date of this Agreement or otherwise permitted to be issued under this Section 5.2(b) or (v) take any action that would, or would reasonably be expected to, result in any of the conditions set forth in Article VI not being satisfied.

         (c) Without limiting the generality of the foregoing, except as set forth in Section 5.2 of the ATC Disclosure Letter or in ATC's 2005 capital and operating budget previously provided to SpectraSite and included in Section 5.2 of the ATC Disclosure Letter (or, in the event the Effective Time occurs after December 31, 2005, then in ATC's 2006 capital and operating budget (which shall be materially consistent in relevant part with the estimates for the applicable line items previously provided to SpectraSite)) or as otherwise expressly contemplated by any other provision of this Agreement (including payment of fees and expenses to consummate the transactions contemplated by this Agreement), during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, unless SpectraSite shall otherwise agree in writing, ATC shall not, nor shall ATC permit any of the ATC Subsidiaries to: (i) amend the ATC Certificate of Incorporation, the ATC Bylaws or the equivalent organizational documents of any ATC Subsidiary; (ii) create, assume or incur any indebtedness for borrowed money or guaranty any such indebtedness of another person, or repay, redeem or repurchase any such indebtedness other than borrowings under existing lines of credit in a net aggregate amount not to exceed $18,600,000 (or under any refinancing of such existing lines); (iii) make any loans or advances to any other person (other than (A) loans to employees (other than officers) or advances to employees, in each case that are made in the ordinary course in all material respects consistent with past practice in all material respects in a manner that does not violate applicable Law or (B) loan or advances between any ATC Subsidiaries or between ATC and any of the ATC Subsidiaries); (iv) sell, lease, license, sell and leaseback, mortgage, pledge or otherwise encumber any of its assets or properties (other than in the ordinary course of business consistent with past practice); (v) directly or indirectly acquire (x) by merging or consolidating with, or by purchasing assets of, or by any other manner, any division, business or equity interest of any person (including in a transaction involving a tender or exchange offer, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction) or (y) any assets, in each case of clause (x) or (y) other than any such acquisition or acquisitions that, individually, involves a purchase price not in excess of $18,600,000 or, in the aggregate, involves a purchase price not in excess of $46,500,000; (vi) implement or adopt any material change in its accounting policies other than as may be required by applicable Law or GAAP; (vii) modify or amend in any material respect or terminate or cancel any ATC Material Contract or enter into any agreement or contract that would qualify as a ATC Material Contract; (viii) pay, loan or advance (other than the payment of compensation, directors' fees or reimbursement of expenses in the ordinary course of business) any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement with, any of its officers or directors or any "affiliate" or "associate" of any of its officers or directors; (ix) make or agree to make any new capital expenditure or expenditures (including new tower construction) which, individually, are in excess of $9,300,000 or, in the aggregate, are in excess of $18,600,000; (x) take any action that (without giving effect to any action taken or agreed to be taken by ATC or any of the ATC Affiliates) would prevent ATC from treating the Merger as a "reorganization" under Section 368 of the Code; or (xi) authorize, or commit or agree to take, any of the foregoing actions.

         (d) In connection with the continued operation of ATC and the ATC Subsidiaries between the date hereof and the Closing Date, ATC will confer in good faith on a regular and frequent basis with one or more representatives of SpectraSite designated to ATC regarding operational matters and the general status of ongoing operations. ATC acknowledges that SpectraSite does not and will not waive any rights it may have under this Agreement as a result of such consultations. Nothing contained in this Agreement will give SpectraSite, directly or indirectly, the right to control or direct ATC's operations prior to the Effective Time.

         Section 5.3. ACCESS TO INFORMATION; CONFIDENTIALITY.

         (a) Subject to the confidentiality agreement between ATC and SpectraSite, dated April 11, 2005, as amended and supplemented (the "CONFIDENTIALITY AGREEMENT"), from the date hereof to the Effective Time, SpectraSite shall, and shall cause the officers, directors, employees, auditors, attorneys, financial advisors, lenders and other agents (collectively, the "REPRESENTATIVES") of SpectraSite to, upon prior advance notice, afford the Representatives of ATC and Merger Sub reasonable access during normal business hours to the officers, employees, agents, properties, offices and other facilities, books and records of SpectraSite and the SpectraSite Subsidiaries, and shall furnish ATC and Merger Sub with all financial, tax, operating and other data and information as ATC and Merger Sub, through its Representatives, may reasonably request. SpectraSite shall furnish to ATC and Merger Sub monthly financial and operating data and information within thirty (30) days following the end of each calendar month. ATC will remain subject to the terms of the Confidentiality Agreement.

         (b) Subject to the Confidentiality Agreement, from the date hereof to the Effective Time, ATC shall, and shall cause the Representatives of ATC to, upon prior advance notice, afford the Representatives of SpectraSite reasonable access during normal business hours to the officers, employees, agents, properties, offices and other facilities, books and records of ATC and the ATC Subsidiaries, and shall furnish SpectraSite with all financial, tax, operating and other data and information as SpectraSite, through its Representatives, may reasonably request. ATC shall furnish to SpectraSite monthly financial and operating data and information within thirty (30) days following the end of each calendar month. SpectraSite will remain subject to the terms of the Confidentiality Agreement.

         (c)    Notwithstanding anything to the contrary in Sections 5.3(a) and
(b), neither SpectraSite nor ATC nor any of their Subsidiaries will be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries. The parties will use their reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure under circumstances in which the restrictions of the preceding sentence apply.

         (d) No investigation pursuant to this Section 5.3 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

         Section 5.4. NOTIFICATION OF CERTAIN MATTERS. SpectraSite shall give prompt notice to ATC of the occurrence, or nonoccurrence, of any event which would reasonably be expected to result in a failure of the condition set forth in either Sections 6.2(a) or 6.2(b); PROVIDED, HOWEVER, that the delivery of any notice pursuant to this sentence shall not limit or otherwise affect the remedies available hereunder to ATC. ATC shall give prompt notice to SpectraSite of the occurrence, or nonoccurrence, of any event which would reasonably be expected to result in a failure of the condition set forth in either Sections 6.3(a) or 6.3(b); PROVIDED, however, that the delivery of any notice pursuant to this sentence shall not limit or otherwise affect the remedies available hereunder to SpectraSite.

         Section 5.5. FURTHER ASSURANCES.

         (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, to do, or cause to be done, and cooperate to do all things necessary, proper or advisable under Law to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including using all reasonable best efforts to (i) obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of each Governmental Entity and parties to contracts with SpectraSite and SpectraSite Subsidiaries or ATC and ATC Subsidiaries as are necessary for the consummation of the Merger and the other transactions contemplated by this Agreement and to fulfill the conditions set forth in Article VI, (ii) make all required regulatory filings and applications, (iii) defend all lawsuits or other legal proceedings and contest and resist any action challenging this Agreement or the consummation of the transactions contemplated by this Agreement, (iv) cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement and (v) cause the conditions set forth in Article VI to be satisfied. No party hereto shall take any action that would prohibit or materially impair or delay the ability of any party to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated by this Agreement or to otherwise consummate the transactions contemplated by this Agreement. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers of each party to this Agreement and the Surviving Company shall use all reasonable best efforts to take all such action.

         (b) In connection with, and without limiting the foregoing, each of ATC and SpectraSite and each of their Board of Directors shall (i) take all actions necessary to ensure that no state anti-takeover statute or similar statute or regulation is or becomes operative with respect to this Agreement, the Merger or any other transactions contemplated by this Agreement and (ii) if any state anti-takeover statute or similar statute or regulation is or becomes operative with respect to this Agreement, the Merger or any other transaction contemplated by this Agreement, take all actions necessary to ensure that this Agreement, the Merger and any other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

         (c) Each of SpectraSite and ATC shall, in connection with its obligation to use reasonable best efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other federal, state or foreign antitrust or fair trade law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from or given by such party to, the Antitrust Division of the Department of Justice (the "DOJ"), the Federal Trade Commission (the "FTC") or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, (iii) permit the other party, or the other party's legal counsel, to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other person and (iv) give the other party the opportunity to attend and participate in such meetings and conferences.

         (d) If any objections are asserted with respect to the transactions contemplated hereby under any Law or if any suit is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Law, each of ATC and SpectraSite shall use its reasonable best efforts to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under such Law so as to permit consummation of the transactions contemplated by this Agreement.

         (e) For purposes of this Section 5.5, "reasonable best efforts" shall include, as necessary, the obligation to enter into a settlement, undertaking, consent decree, stipulation or other agreement with a Governmental Entity regarding antitrust matters that requires a party to divest or hold separate any of its or its subsidiaries' assets; provided, however, that nothing in this Agreement shall require or be deemed to require (i) ATC or SpectraSite to agree to, or proffer to, divest or hold separate any assets or any portion of any business of ATC and the ATC Subsidiaries (after giving effect to the Merger) or agree to any restriction, condition or other limitation on the conduct of their respective businesses, to the extent that doing so would reasonably be expected to have, individually or in the aggregate, a Combined Company Material Adverse Effect, or (ii) SpectraSite or ATC to agree to, or proffer to, divest or hold separate any assets or any portion of any business of SpectraSite or any of the SpectraSite Subsidiaries or ATC or any of the ATC Subsidiaries or agree to any material restriction, condition or other limitation on the conduct of their respective businesses, as the case may be, or take any other similar action, that is not conditional on the consummation of the Merger. The term "COMBINED COMPANY MATERIAL ADVERSE EFFECT" means a Material Adverse Effect, after giving effect to the transactions contemplated by this Agreement, on ATC and the ATC Subsidiaries, taken as a whole; provided, that for the avoidance of doubt it is understood and agreed by the parties hereto that SpectraSite and the SpectraSite Subsidiaries shall constitute Subsidiaries of ATC for purposes of determining the existence of a Combined Company Material Adverse Effect.

         (f) ATC shall perform, or cause to be performed, when due all obligations of Merger Sub under this Agreement.

         Section 5.6. NO SOLICITATION.

         (a)    SPECTRASITE.

                (i) SpectraSite shall not, nor shall it authorize or permit any of the SpectraSite Subsidiaries or its or their Representatives to, directly or indirectly, (A) solicit, initiate or encourage, or take any other action designed to, or which would reasonably be expected to, facilitate, any SpectraSite Takeover Proposal or (B) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information, or otherwise cooperate with, any SpectraSite Takeover Proposal. SpectraSite shall, and shall cause the SpectraSite Subsidiaries and its Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any SpectraSite Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished. Notwithstanding the foregoing, at any time prior to obtaining the SpectraSite Stockholder Approval, in response to a bona fide written SpectraSite Takeover Proposal that the Board of Directors of SpectraSite determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes, or would reasonably be expected to lead to, a SpectraSite Superior Proposal, and which SpectraSite Takeover Proposal was not solicited after the date hereof, was made after the date hereof and did not otherwise result from a breach of this Section 5.6(a)(i), SpectraSite may, if its Board of Directors determines in good faith (after consultation with outside counsel) that it is required to do so to comply with its fiduciary duties to the stockholders of SpectraSite under applicable Law, and subject to compliance with this Section 5.6(a)(i) and after giving ATC written notice of such determination, (x) furnish information with respect to SpectraSite and the SpectraSite Subsidiaries to the person making such SpectraSite Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement not less restrictive of such person than the Confidentiality Agreement; PROVIDED that (1) all such information has previously been provided to ATC or is provided to ATC prior to the time it is provided to such person and (2) such customary confidentiality agreement expressly provides the right for SpectraSite to comply with the terms of this Agreement, including Section 5.6(a)(iii), and (y) participate in discussions or negotiations with the person making such SpectraSite Takeover Proposal (and its Representatives) regarding such SpectraSite Takeover Proposal.

                The term "SPECTRASITE TAKEOVER PROPOSAL" means any inquiry, proposal or offer from any person relating to, or that would reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets or businesses that constitute 20% or more of the revenues, net income, EBITDA (earnings before interest expense, taxes, depreciation and amortization) or the assets of SpectraSite and the SpectraSite Subsidiaries, taken as a whole, or 20% or more of any class of equity securities of SpectraSite, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of SpectraSite, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving SpectraSite pursuant to which any person or the stockholders of any person would own 20% or more of any class of equity securities of SpectraSite or of any resulting parent company of SpectraSite, other than the transactions contemplated by this Agreement.

                The term "SPECTRASITE SUPERIOR PROPOSAL" means a SpectraSite Takeover Proposal (PROVIDED that for purposes of this definition references to 20% in the definition of "SpectraSite Takeover Proposal" shall be deemed to be references to 50%) which the Board of Directors of SpectraSite determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be (i) more favorable to the stockholders of SpectraSite than the Merger, taking into account all relevant factors (including all the terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by ATC in response to such offer or otherwise)) and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

                (ii) Neither the Board of Directors of SpectraSite nor any committee thereof shall, (A) (1) withdraw (or qualify or modify in a manner adverse to ATC or Merger Sub), or publicly propose to withdraw (or qualify or modify in a manner adverse to ATC or Merger Sub), the adoption, approval, recommendation or declaration of advisability by such Board of Directors or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement or (2) recommend, adopt, approve or declare advisable, or propose publicly to recommend, adopt, approve or declare advisable, any SpectraSite Takeover Proposal (any action described in this clause (A) being referred to as a "SPECTRASITE ADVERSE RECOMMENDATION CHANGE") or
         (B) adopt, approve, recommend or declare advisable, or propose to adopt, approve, recommend or declare advisable, or allow SpectraSite or any of the SpectraSite Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any SpectraSite Takeover Proposal (other than a confidentiality agreement referred to in Section 5.6(a)(i) pursuant to and in accordance with the limitations set forth therein) (a "SPECTRASITE ACQUISITION AGREEMENT"). Notwithstanding the foregoing, at any time prior to obtaining the SpectraSite Stockholder Approval, the Board of Directors of SpectraSite may make a SpectraSite Adverse Recommendation Change described in clause (A)(2) above if such Board of Directors determines in good faith (after consultation with outside counsel) that it is required to do so to comply with its fiduciary duties to the stockholders of SpectraSite under applicable Law; PROVIDED, HOWEVER, that no such SpectraSite Adverse Recommendation Change may be made until after the fifth calendar day following ATC's receipt of written notice (a "SPECTRASITE NOTICE OF ADVERSE RECOMMENDATION") from SpectraSite advising ATC that the Board of Directors of SpectraSite intends to take such action and specifying the reasons therefor, including the terms and conditions of any SpectraSite Superior Proposal that is the basis of the proposed action by the Board of Directors of SpectraSite (it being understood and agreed that (x) any amendment to any material term of such SpectraSite Superior Proposal or (y) with respect to any previous SpectraSite Adverse Recommendation Change, any material change in the principal stated rationale by the Board of Directors of SpectraSite for such previous SpectraSite Adverse Recommendation Change, shall, in the case of either
         (x) or (y), require a new SpectraSite Notice of Adverse Recommendation and a new five (5) calendar day period). In determining whether to make a SpectraSite Adverse Recommendation Change, the Board of Directors of SpectraSite shall take into account any changes to the terms of this Agreement proposed by ATC in response to a SpectraSite Notice of Adverse Recommendation or otherwise.

                (iii) In addition to the obligations of SpectraSite set forth in Sections 5.6(a)(i) and 5.6(a)(ii), (A) SpectraSite shall promptly advise ATC orally and in writing (and in any case within 24 hours) of any SpectraSite Takeover Proposal or any inquiry that would reasonably be expected to lead to any SpectraSite Takeover Proposal, the material terms and conditions of any such SpectraSite Takeover Proposal or inquiry (including any changes thereto) and the identity of the person making any such SpectraSite Takeover Proposal or inquiry and (B) SpectraSite shall (1) keep ATC fully and promptly informed of the status and material details (including any change to any material term thereof) of any such SpectraSite Takeover Proposal or inquiry and (2) provide to ATC promptly after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to SpectraSite or any of the SpectraSite Subsidiaries from any person that describes any of the terms or conditions of any SpectraSite Takeover Proposal.

                (iv) Nothing contained in this Section 5.6(a) shall prohibit SpectraSite from taking and disclosing to its stockholders a position contemplated by Rule 14(e)-2(a) or Rule 14(d)-9 promulgated under the Exchange Act or from making any disclosure to SpectraSite's stockholders if, in the good faith judgment of the Board of Directors of SpectraSite, after consultation with independent outside counsel, failure to so disclose would be inconsistent with applicable Law; PROVIDED, HOWEVER, that all actions taken or agreed to be taken by SpectraSite or the Board of Directors of SpectraSite or any committee thereof shall comply with the provisions of Section 5.6(a)(ii).

         (b)    ATC.

                (i) ATC shall not, nor shall it authorize or permit any of the ATC Subsidiaries or its or their Representatives to, directly or indirectly, (A) solicit, initiate or encourage, or take any other action designed to, or which would reasonably be expected to, facilitate, any ATC Takeover Proposal or (B) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information, or otherwise cooperate with, any ATC Takeover Proposal. ATC shall, and shall cause the ATC Subsidiaries and its Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any ATC Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished. Notwithstanding the foregoing, at any time prior to obtaining the ATC Stockholder Approval, in response to a bona fide written ATC Takeover Proposal that the Board of Directors of ATC determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes, or would reasonably be expected to lead to, an ATC Superior Proposal, and which ATC Takeover Proposal was not solicited after the date hereof, was made after the date hereof and did not otherwise result from a breach of this Section 5.6(b)(i), ATC may, if its Board of Directors determines in good faith (after consultation with outside counsel) that it is required to do so to comply with its fiduciary duties to the stockholders of ATC under applicable Law, and subject to compliance with this Section 5.6(b)(i) and after giving SpectraSite written notice of such determination, (x) furnish information with respect to ATC and the ATC Subsidiaries to the person making such ATC Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement not less restrictive of such person than the Confidentiality Agreement; PROVIDED that (1) all such information has previously been provided to SpectraSite or is provided to SpectraSite prior to the time it is provided to such person and (2) such customary confidentiality agreement expressly provides the right for ATC to comply with the terms of this Agreement, including Section 5.6(b)(iii), and (y) participate in discussions or negotiations with the person making such ATC Takeover Proposal (and its Representatives) regarding such ATC Takeover Proposal.

                The term "ATC TAKEOVER PROPOSAL" means any inquiry, proposal or offer from any person relating to, or that would reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets or businesses that constitute 20% or more of the revenues, net income, EBITDA (earnings before interest expense, taxes, depreciation and amortization) or the assets of ATC and the ATC Subsidiaries, taken as a whole, or 20% or more of any class of equity securities of ATC, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of ATC, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving ATC pursuant to which any person or the stockholders of any person would own 20% or more of any class of equity securities of ATC or of any resulting parent company of ATC, other than the transactions contemplated by this Agreement.

                The term "ATC SUPERIOR PROPOSAL" means an ATC Takeover Proposal (provided that for purposes of this definition references to 20% in the definition of "ATC Takeover Proposal" shall be deemed to be references to 50%) which the Board of Directors of ATC determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be (i) more favorable to the stockholders of ATC than the Merger, taking into account all relevant factors (including all the terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by SpectraSite in response to such offer or otherwise)) and
         (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

                (ii) Neither the Board of Directors of ATC nor any committee thereof shall, (A) (1) withdraw (or qualify or modify in a manner adverse to SpectraSite), or publicly propose to withdraw (or qualify or modify in a manner adverse to SpectraSite), the adoption, approval, recommendation or declaration of advisability by such Board of Directors or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement (including the issuance of shares of ATC Common Stock pursuant to the Merger) or (2) recommend, adopt, approve or declare advisable, or propose publicly to recommend, adopt, approve or declare advisable, any ATC Takeover Proposal (any action described in this clause (A) being referred to as an "ATC ADVERSE RECOMMENDATION CHANGE") or (B) adopt, approve, recommend or declare advisable, or propose to adopt, approve, recommend or declare advisable, or allow ATC or any of the ATC Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any ATC Takeover Proposal (other than a confidentiality agreement referred to in Section 5.6(b)(i) pursuant to and in accordance with the limitations set forth therein) (an "ATC ACQUISITION AGREEMENT"). Notwithstanding the foregoing, at any time prior to obtaining the ATC Stockholder Approval, the Board of Directors of ATC may make an ATC Adverse Recommendation Change described in clause (A)(2) above if such Board of Directors determines in good faith (after consultation with outside counsel) that it is required to do so to comply with its fiduciary duties to the stockholders of ATC under applicable Law; PROVIDED, HOWEVER, that no such ATC Adverse Recommendation Change may be made until after the fifth calendar day following SpectraSite's receipt of written notice (an "ATC NOTICE OF ADVERSE RECOMMENDATION") from ATC advising SpectraSite that the Board of Directors of ATC intends to take such action and specifying the reasons therefor, including the terms and conditions of any ATC Superior Proposal that is the basis of the proposed action by the Board of Directors of ATC (it being understood and agreed that (x) any amendment to any material term of such ATC Superior Proposal or (y) with respect to any previous ATC Adverse Recommendation Change, any material change in the principal stated rationale by the Board of Directors of ATC for such previous ATC Adverse Recommendation Change, shall, in the case of either (x) or (y), require a new ATC Notice of Adverse Recommendation and a new five (5) calendar day period). In determining whether to make an ATC Adverse Recommendation Change, the Board of Directors of ATC shall take into account any changes to the terms of this Agreement proposed by SpectraSite in response to an ATC Notice of Adverse Recommendation or otherwise.

                (iii) In addition to the obligations of ATC set forth in Sections 5.6(b)(i) and 5.6(b)(ii), (A) ATC shall promptly advise SpectraSite orally and in writing (and in any case within 24 hours) of any ATC Takeover Proposal or any inquiry that would reasonably be expected to lead to any ATC Takeover Proposal, the material terms and conditions of any such ATC Takeover Proposal or inquiry (including any changes thereto) and the identity of the person making any such ATC Takeover Proposal or inquiry and (B) ATC shall (1) keep SpectraSite fully and promptly informed of the status and material details (including any change to any material term thereof) of any such ATC Takeover Proposal or inquiry and (2) provide to SpectraSite promptly after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to ATC or any of the ATC Subsidiaries from any person that describes any of the terms or conditions of any ATC Takeover Proposal.

                (iv) Nothing contained in this Section 5.6(b) shall prohibit ATC from taking and disclosing to its stockholders a position contemplated by Rule 14(e)-2(a) or Rule 14(d)-9 promulgated under the Exchange Act or from making any disclosure to ATC's stockholders if, in the good faith judgment of the Board of Directors of ATC, after consultation with independent outside counsel, failure to so disclose would be inconsistent with applicable Law; PROVIDED, HOWEVER, that all actions taken or agreed to be taken by ATC or the Board of Directors of ATC or any committee thereof shall comply with the provisions of
         Section 5.6(b)(ii).

         Section 5.7. STOCKHOLDER LITIGATION. SpectraSite and ATC shall each give the other the opportunity to participate in the defense or settlement of any stockholder Litigation against SpectraSite and its directors and/or ATC and its directors relating to the Merger or the other transactions contemplated by this Agreement; PROVIDED, HOWEVER, that no such settlement shall be agreed to without the other party's prior written consent, which consent shall not be unreasonably conditioned, withheld or delayed.

         Section 5.8. INDEMNIFICATION.

         (a) It is understood and agreed that all rights to indemnification by SpectraSite now existing in favor of each present and former director and officer of SpectraSite or the SpectraSite Subsidiaries (the "INDEMNIFIED PARTIES") as provided in SpectraSite Certificate of Incorporation or the SpectraSite Bylaws, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof, copies of which have been provided to ATC, shall survive the Merger, and ATC shall (i) cause the Surviving Company to continue in full force and effect for a period of at least six years from the Effective Time and (ii) perform, or cause the Surviving Company to perform, in a timely manner, the Surviving Company's obligations with respect thereto. ATC agrees that any claims for indemnification hereunder as to which they have received written notice prior to the sixth anniversary of the Effective Time shall survive, whether or not such claims shall have been finally adjudicated or settled as of such date.

         (b) ATC shall cause the Surviving Company to, and the Surviving Company shall, maintain in effect for six years from the Effective Time, if available, the directors' and officers' liability insurance ("D&O INSURANCE") containing the coverages, terms, conditions and limitations contained in the policies currently maintained by SpectraSite (provided that the Surviving Company may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to acts or omissions occurring prior to the Effective Time; PROVIDED, HOWEVER, that in no event shall the Surviving Company be required to expend pursuant to this Section 5.8(b) more than an amount per year equal to two hundred percent (200%) of current annual premiums paid by SpectraSite for the D&O Insurance. In the event that, but for the proviso to the immediately preceding sentence, the Surviving Company would be required to expend more than two hundred percent (200%) of current annual premiums, the Surviving Company shall obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to two hundred percent (200%) of current annual premiums.

         (c) The provisions of this Section 5.8 will survive the Effective Time and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs and representatives. ATC will pay or cause to be paid (as incurred) all expenses, including reasonable fees and expenses of counsel, that an Indemnified Party may incur in enforcing the indemnity and other obligations provided for in this Section 5.8 (subject to reimbursement if the Indemnified Party is subsequently determined not be entitled to indemnification under Section 5.8(a)).

         (d) If ATC or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provisions will be made so that the successors and assigns of ATC, as the case may be, will assume the obligations set forth in this Section 5.8.

         Section 5.9. PUBLIC ANNOUNCEMENTS. ATC and SpectraSite shall consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law or any listing agreement with a national securities exchange or trading system to which ATC or SpectraSite is a party. The parties agree that the initial press release(s) to be issued with respect to the transactions contemplated by this Agreement shall be in the form agreed to by the parties.

         Section 5.10. REGISTRATION STATEMENT; JOINT PROXY STATEMENT.

         (a) As promptly as practicable after the execution of this Agreement, (i) ATC and SpectraSite shall jointly prepare and file with the SEC the joint proxy statement to be sent to the stockholders of SpectraSite and to the stockholders of ATC relating to the meeting of SpectraSite's stockholders (the "SPECTRASITE STOCKHOLDERS' Meeting") and to the meeting of the ATC's stockholders (the "ATC STOCKHOLDERS' MEETING") to be held to consider, in the case of SpectraSite's stockholders, the approval and adoption of this Agreement, and in the case of ATC's stockholders, the approval of the issuance of ATC Common Stock in connection with the Merger (such joint proxy statement, as amended or supplemented, being referred to herein as the "JOINT PROXY STATEMENT") and (ii) ATC shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the "REGISTRATION STATEMENT") in which the Joint Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of ATC Common Stock to be issued to the stockholders of SpectraSite pursuant to the Merger. ATC and SpectraSite shall use their reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable, and, prior to the Effective Time of the Registration Statement, ATC shall take all or any action required under any applicable federal or state securities laws in connection with such actions and the preparation of the Registration Statement and Joint Proxy Statement. As promptly as practicable after the Registration Statement shall have become effective, SpectraSite shall mail the Joint Proxy Statement to its stockholders and ATC shall mail the Joint Proxy Statement to its stockholders.

         (b) No amendment to the Joint Proxy Statement or the Registration Statement will be made by ATC or SpectraSite without the approval of the other party (such approval not to be unreasonably conditioned, withheld or delayed). ATC and SpectraSite each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the ATC Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Joint Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

         Section 5.11. STOCKHOLDERS' MEETINGS.

         (a) SpectraSite shall cause the SpectraSite Stockholders' Meeting to be duly called and held as soon as practicable for the purpose of obtaining the SpectraSite Stockholder Approval, and SpectraSite shall use its reasonable best efforts to hold the SpectraSite Stockholders' Meeting as soon as practicable after the date on which the Registration Statement becomes effective and on the same date as the ATC Stockholders' Meeting. SpectraSite shall take all action necessary in accordance with applicable Law, the SpectraSite Certificate of

Incorporation and the SpectraSite Bylaws to duly call, give notice of and convene the SpectraSite Stockholders' Meeting. Except in the event of a SpectraSite Adverse Recommendation Change, SpectraSite shall use its reasonable best efforts to solicit from holders of shares of SpectraSite Common Stock entitled to vote at the SpectraSite Stockholders' Meeting proxies in favor of obtaining the SpectraSite Stockholder Approval and shall take all other action necessary or, in the reasonable judgment of ATC, helpful to secure the vote or consent of such holders required by the DGCL, the rules and regulations of the NYSE or this Agreement to effect the Merger. Notwithstanding any SpectraSite Adverse Recommendation Change, this Agreement shall be submitted to the stockholders of SpectraSite at the SpectraSite Stockholders' Meeting for the purpose of obtaining the SpectraSite Stockholder Approval and nothing contained herein shall be deemed to relieve SpectraSite of such obligation; PROVIDED, HOWEVER, that the foregoing shall not be deemed to limit SpectraSite's right to terminate this Agreement pursuant to and in accordance with Section 7.1(h).

         (b) ATC shall cause the ATC Stockholders' Meeting to be duly called and held as soon as practicable for the purpose of obtaining the ATC Stockholder Approval and ATC shall use its reasonable best efforts to hold the ATC Stockholders' Meeting as soon as practicable after the date on which the Registration Statement becomes effective and on the same date as the SpectraSite Stockholders' Meeting. ATC shall take all action necessary in accordance with applicable Law, the ATC Certificate of Incorporation and the ATC Bylaws to duly call, give notice of and convene the ATC Stockholders' Meeting. Except in the event of an ATC Adverse Recommendation Change, ATC shall use its reasonable best efforts to solicit from holders of shares of ATC Common Stock entitled to vote at the ATC Stockholders' Meeting proxies in favor of obtaining the ATC Stockholder Approval and shall take all other action necessary or, in the reasonable judgment of SpectraSite, helpful to secure the vote or consent of such holders required by the DGCL, the rules and regulations of the NYSE or this Agreement to effect the Merger. Notwithstanding any ATC Adverse Recommendation Change, this Agreement shall be submitted to the stockholders of ATC at the ATC Stockholders' Meeting for the purpose of obtaining the ATC Stockholder Approval and nothing contained herein shall be deemed to relieve ATC of such obligation; PROVIDED, HOWEVER, that the foregoing shall not be deemed to limit ATC's right to terminate this Agreement pursuant to and in accordance with Section 7.1(e).

         Section 5.12. CONTRIBUTION OF ASSETS AND LIABILITIES AFTER EFFECTIVE TIME. Unless ATC has contributed the entire interest in Merger Sub to a limited liability company wholly owned by ATC as contemplated by the sixth WHEREAS clause in the recitals to this Agreement, in which case this Section 5.12 shall not apply, immediately after the Effective Time (i) the Surviving Company shall contribute to a newly formed wholly-owned Subsidiary of the Surviving Company that is a Delaware corporation or limited liability company ("NEW SPECTRASITE HOLDCO"), all right, title and interest in and to all of the assets, properties and rights of the Surviving Company, subject to the assumption and agreement to pay, discharge and perform by New SpectraSite Holdco, as appropriate, all liabilities and obligations of the Surviving Company, including the Surviving Company's obligations under the SpectraSite Indenture and the SpectraSite Notes (each as defined below), and (ii) the Surviving Company shall cause New SpectraSite Holdco to, and New SpectraSite Holdco shall, accept the contribution of all of the right, title and interest in and to all of the assets, properties and rights of the Surviving Company and assume and agree to pay, discharge or perform, as appropriate, all liabilities and obligations of the Surviving Company, including the Surviving Company's obligations under the SpectraSite

Indenture and the SpectraSite Notes. In furtherance of the foregoing, the Surviving Company shall cause New SpectraSite Holdco to, and New SpectraSite Holdco shall, adopt a certificate of incorporation containing indemnity and exculpation provisions identical in form to those contained in Paragraph THIRD, Sections 6 and 7 of the SpectraSite Certificate of Incorporation.

         Section 5.13. NYSE LISTING AND DE-LISTING. Prior to the Effective Time, ATC shall authorize for listing on the NYSE the shares of ATC Common Stock issuable in connection with the Merger subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event prior to Closing. The Surviving Company shall use its reasonable best efforts to cause the SpectraSite Common Stock to be de-listed from the NYSE and de-registered under the Exchange Act as soon as practicable following the Effective Time.

         Section 5.14. COMPOSITION OF BOARD OF DIRECTORS OF ATC. At or prior to the Effective Time, ATC shall expand the size of its Board of Directors from six directors to ten directors. ATC shall appoint Stephen H. Clark, Timothy G. Biltz and two other directors from the SpectraSite Board of Directors (who shall be designated by SpectraSite and must be reasonably acceptable to ATC), to the Board of Directors of ATC effective as of the Effective Time. If either or both of Messrs. Clark and Biltz are unwilling or unable to serve as a director of ATC commencing as of the Effective Time, then SpectraSite shall designate another individual or individuals, as the case may be, from the SpectraSite Board of Directors (who must be reasonably acceptable to ATC) to serve on the Board of Directors of ATC as of the Effective Time.

         Section 5.15. TAX TREATMENT OF MERGER. Each of ATC and SpectraSite shall use reasonable best efforts to (a) cause the Merger to qualify as a "reorganization" under Section 368(a) of the Code and (b) obtain the opinions of counsel referred to in Sections 6.2(d) and 6.3(d). Following the Effective Time, neither ATC nor any of its Subsidiaries, nor any of its affiliates, shall knowingly take any action or cause any action to be taken which would cause the Merger to fail to so qualify as a reorganization under Section 368(a) of the Code.

         Section 5.16. ACCOUNTANT LETTERS.

         (a) SpectraSite shall use commercially reasonable efforts to cause Ernst & Young LLP to deliver a letter relating to SpectraSite's fiscal years 2002, 2003 and 2004 dated not more than five days prior to the date on which the Registration Statement shall have become effective and addressed to SpectraSite and ATC in form and substance reasonably satisfactory to ATC and customary in scope and substance for agreed upon procedures letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Registration Statement and the Joint Proxy Statement; provided that, the failure of such a letter to be delivered by Ernst & Young LLP shall not result in a failure of a condition to Closing (including Section 6.2(b) or (c) hereof).

         (b) ATC shall use commercially reasonable efforts to cause Deloitte & Touche LLP to deliver a letter relating to ATC's fiscal years 2002, 2003 and 2004 dated not more than five days prior to the date on which the Registration Statement shall have become effective and addressed to ATC and SpectraSite in form and substance reasonably satisfactory to SpectraSite and customary in scope and substance for agreed upon procedures letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Registration Statement and the Joint Proxy Statement; provided, that the failure of such a letter to be delivered by Deloitte & Touche LLP shall not result in a failure of a condition to Closing (including Section 6.3(b) or (c) hereof).

         Section 5.17. CONSENTS AND/OR AMENDMENTS OF CERTAIN BANK LENDERS.

         (a) If ATC determines in its reasonable judgment that it is necessary or advisable in connection with the consummation of the Merger, each of SpectraSite and ATC shall use its reasonable best efforts to obtain, and/or shall cooperate in, a request for an amendment and/or waiver under the Credit Agreement dated as of November 19, 2004, among SpectraSite, SpectraSite's applicable Subsidiary, TD Securities (USA) LLC and Citigroup Global Markets Inc., as Lead Arrangers, TD Securities (USA) LLC, Citigroup Global Markets Inc. and Deutsche Bank Securities, Inc., as Joint Book Runners, Deutsche Bank Securities, Inc., The Royal Bank of Scotland Plc and Lehman Commercial Paper Inc., as Co-Arrangers and Co-Documentation Agents, Citicorp N.A., Inc., as Syndications Agent, Toronto Dominion (Texas) LLC, as Administrative Agent, and the other financial institutions party thereto (the "SPECTRASITE CREDIT AGREEMENT") and shall seek to thereby, as of the Effective Time, (i) amend the definition of Change of Control (as defined in the SpectraSite Credit Agreement) to permit the Merger, and (ii) effect such other amendments to the SpectraSite Credit Agreement as ATC shall reasonably request (in any case, the "SPECTRASITE BANK AMENDMENT"). If, ATC requests the SpectraSite Bank Amendment but, despite the reasonable best efforts of SpectraSite and ATC to obtain such SpectraSite Bank Amendment, ATC and SpectraSite, on the one hand, and the Majority Lenders (as defined in the SpectraSite Credit Agreement), on the other hand, cannot agree to terms of the SpectraSite Bank Amendment (including any request for the payment of fees or other amounts) that are acceptable to ATC, then ATC and SpectraSite shall cooperate and use their respective reasonable best efforts to refinance and replace the SpectraSite Credit Agreement with a substitute credit facility that is, to the extent available in the marketplace, on substantially similar terms as those contained in the SpectraSite Credit Agreement (except that such substitute credit facility shall permit the Merger or be entered into effective as of the Merger) and otherwise reasonably acceptable to ATC (a "REPLACEMENT CREDIT AGREEMENT").

         (b) SpectraSite and ATC shall cooperate with each other with respect to the SpectraSite Bank Amendment and, if applicable, the Replacement Credit Agreement. No mailing or other distribution to Lenders (as defined in the SpectraSite Credit Agreement) of an amendment or supplement to, the documents relating to the SpectraSite Bank Amendment or, if applicable, the Replacement Credit Facility will be made by SpectraSite without providing ATC the opportunity to review and comment thereon.

         (c) Notwithstanding the foregoing, ATC may, in its sole discretion, by notice to SpectraSite, elect to refinance or otherwise repay in full the SpectraSite Credit Agreement and terminate all obligations thereunder as of the Effective Time, and SpectraSite shall, and shall cause SpectraSite's applicable Subsidiary to, cooperate with ATC with respect to such refinancing or other repayment and any financing arrangements in connection therewith, including pursuant to the terms of a Replacement Credit Agreement.

         Section 5.18. CONSENT SOLICITATION; SUPPLEMENTAL INDENTURE; TENDER OFFER. If ATC determines in its reasonable judgment that it is necessary or advisable in connection with the consummation of the Merger, each of SpectraSite and ATC shall use its reasonable best efforts to, and/or shall cooperate in,
(i)(A) obtaining, effective as of the Effective Time, any consents to, amendments to or waivers from the Indenture dated as of May 21, 2003 between SpectraSite and the Bank of New York, as trustee (the "TRUSTEE") (the "SPECTRASITE INDENTURE") relating to the outstanding 8.25% Senior Notes due 2010 of SpectraSite (the "SPECTRASITE NOTES"), including an amendment to the definition of the term "Change of Control" to exclude the transactions contemplated hereby, and causing to become effective at the Effective Time a supplemental indenture to the Indenture reflecting any such consents, amendments or waivers (the "SUPPLEMENTAL INDENTURE") and (B) causing the Surviving Company to enter with the Trustee into a supplemental indenture supplementing the SpectraSite Indenture as required by Article V of the SpectraSite Indenture or
(ii) conducting a tender offer, either on it own or in connection with a consent solicitation contemplated by clause (i)(A) of this Section 5.18, for the SpectraSite Notes that is conditioned upon consummation of the Merger, in the case of each of clauses (i) and (ii), in form and substance as reasonably requested by ATC and reasonably acceptable to SpectraSite.

         Section 5.19. AFFILIATES. As soon as practicable after the date hereof, SpectraSite shall deliver to ATC a letter identifying all persons who are, in the opinion of SpectraSite, at the time of this Agreement is submitted for adoption by the stockholders of SpectraSite, "affiliates" of SpectraSite for purposes of Rule 145 under the Securities Act. SpectraSite shall use commercially reasonable efforts to cause each such person to deliver to ATC as of the Closing Date, a written agreement substantially in the form attached as
Exhibit 5.19 hereto; provided, that the failure of any such letter to be delivered shall not result in a failure of a condition to Closing (including
Section 6.2(b) or (c) hereof).

         Section 5.20. STANDSTILL AGREEMENTS; CONFIDENTIALITY AGREEMENTS. Subject to their respective rights under Section 5.6 of this Agreement, during the period from the date of this Agreement through the Effective Time, neither ATC nor SpectraSite shall terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its respective Subsidiaries is a party. During such period, ATC or SpectraSite, as the case may be, shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or of any state having jurisdiction.

         Section 5.21. WARRANT AGREEMENT. Promptly following the Effective Time, ATC shall, as required by Section 12 of the SpectraSite Warrant Agreement, dated February 10, 2003 (the "WARRANT AGREEMENT"), execute a supplement thereto and cause the notification to holders of SpectraSite Warrants as required by Section 12 of the Warrant Agreement. ATC shall at all times reserve and keep available out of its authorized but unissued ATC Common Stock, solely for the purpose of issuance and delivery upon exercise of the SpectraSite Warrants in accordance with their terms, such number of shares of ATC Common Stock as shall then be issuable or deliverable upon exercise of all outstanding but unexercised SpectraSite Warrants.

         Section 5.22. EMPLOYEES.

         (a) Until 90 days following the Effective Time, ATC shall not and shall cause the Surviving Company not to terminate the employment of any employee who was employed by SpectraSite immediately prior to the Effective Time (each a "COVERED EMPLOYEE") and shall provide each such Covered Employee with the same or better total compensation package (excluding equity based compensation) as that in effect for each such Covered Employee immediately prior to the Effective Time; PROVIDED, HOWEVER, that this Section 5.22(a) shall not
(i) apply to Messrs. Clark, Biltz and Slaven or (ii) prevent ATC or the Surviving Company from terminating any Covered Employee for "cause" (as such term is defined in the SpectraSite Executive Severance Plan B).

         (b) Without in any way limiting Section 5.22(a), for a period of one year following the Effective Time, ATC shall or shall cause the Surviving Company to maintain in effect compensation, employee benefit plans and arrangements which provide compensation and benefits (excluding equity based compensation) to the Covered Employees that remain employed by the Surviving Company which have a value substantially comparable, in the aggregate, to the compensation and benefits provided by the SpectraSite Benefit Plans as in effect on the date hereof to such Covered Employees.

         (c) For purposes of determining eligibility to participate in, and non-forfeitable rights under, any employee benefit plan or arrangement of ATC or the Surviving Company, Covered Employees shall receive service credit for service with SpectraSite (and with any predecessor or acquired entities or any other entities for SpectraSite granted service credit) as if such service had been completed with ATC.

         (d) To the extent applicable, ATC shall or shall cause the Surviving Company to waive or cause its insurance carriers to waive any pre-existing condition limitation on participation and coverage applicable to any Covered Employee or any of his or her covered dependents under any ATC or Surviving Company health or welfare plan (a "NEW PLAN") in which such Covered Employee or covered dependent shall become eligible to participate after the Effective Time to the extent such Covered Employee or covered dependent was no longer subject to such pre-existing condition limitation under the corresponding SpectraSite Benefit Plan in which such Covered Employee or such covered dependent was participating immediately before he or she became eligible to participate in the New Plan. ATC shall or shall cause the Surviving Company to provide each Covered Employee with credit for any co-payments and deductibles paid prior to the Effective Time and during the calendar year in which the Effective Time occurs under any SpectraSite Benefit Plan in satisfying any applicable co-payment and deductible requirements for such calendar year under any New Plan in which such Covered Employee participates after the Effective Time.

         (e) ATC shall or shall cause the Surviving Company to recognize any unused paid time off and sick leave hours available to each Covered Employee as of the Effective Time under SpectraSite's paid time off policy applicable to such Covered Employee and to recognize service by each Covered Employee with SpectraSite for purposes of determining eligibility for vacation and sick leave following the Effective Time under the applicable vacation and sick leave policies of ATC or the Surviving Company.

         (f) ATC shall or shall cause the Surviving Company to assume and honor in accordance with their terms all severance and termination plans and agreements (including change in control provisions) applicable to Covered Employees set forth in Section 3.14 of the SpectraSite Disclosure Letter.

         (g)    Without limiting the scope of Section 8.1, nothing in this
Section 5.22 shall confer any rights or remedies of any kind or description upon any Covered Employee or any other person other than SpectraSite and ATC and their respective successors and assigns.


                                   ARTICLE VI

                                   CONDITIONS

         Section 6.1. CONDITIONS TO THE OBLIGATION OF EACH PARTY. The respective obligations of ATC, Merger Sub and SpectraSite to effect the Merger are subject to the satisfaction of the following conditions, unless waived in writing by all parties:

         (a)    The SpectraSite Stockholder Approval shall have been obtained;

         (b)    The ATC Stockholder Approval shall have been obtained;

         (c) No applicable Law and no temporary restraining order, preliminary or permanent injunction or other judgment, order or decree entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction in the United States or any material foreign jurisdiction (collectively, "JUDGMENTS") shall be and remain in effect which has the effect of prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement; PROVIDED, HOWEVER, that the party asserting such condition shall have used its reasonable best efforts to prevent the entry of any such Judgment and to appeal as promptly as practicable any such Judgment that may be entered and shall have otherwise complied with its obligations set forth herein;

         (d) The SEC shall have declared the Registration Statement effective and no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued by the SEC and no proceeding for that purpose shall have been initiated or threatened in writing by the SEC;

         (e) The shares of ATC Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance; and

         (f) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or earlier been terminated.

         Section 6.2. CONDITIONS TO OBLIGATIONS OF ATC AND MERGER SUB TO EFFECT THE MERGER. The obligations of ATC and Merger Sub to effect the Merger are further subject to satisfaction or waiver at or prior to the Closing of the following conditions:

         (a)    (i)     The representations and warranties of SpectraSite
contained in the first sentence of Section 3.1(a) and Sections 3.2(a) and (b), 3.3(a) and (b) and 3.4(a)(i) of this Agreement shall be true and correct in all material respects both as of the date of this Agreement and as of Closing as though made on the date of the Closing (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date) and (ii) the representations and warranties of SpectraSite in this Agreement (other than the representations and warranties identified in clause (i)) shall be true and correct both as of the date of this Agreement and as of Closing as though made on the date of the Closing (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date), except where the failure of the representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SpectraSite;

         (b) SpectraSite shall have performed in all material respects all obligations required to be performed by it under this Agreement;

         (c) SpectraSite shall have delivered to ATC a certificate to the effect that each of the conditions specified in (a) and (b) above is satisfied in all respects; and

         (d) ATC shall have received from King & Spalding LLP, counsel to ATC, on a date immediately prior to the mailing of the Joint Proxy Statement and on the date of Closing, opinions, in each case dated as of such respective dates and stating that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that SpectraSite and ATC will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinions, counsel for ATC shall be entitled to rely upon representations of officers of ATC, Merger Sub and SpectraSite substantially in the form of Exhibits 6.2(i) and 6.2(ii) hereto.

         Section 6.3. CONDITIONS TO OBLIGATIONS OF SPECTRASITE TO EFFECT THE MERGER. The obligations of SpectraSite to effect the Merger are further subject to satisfaction or waiver at or prior to the Closing of the following conditions:

         (a)    (i)     The representations and warranties of ATC and Merger Sub
contained in the first sentence of Section 4.1(a) and Sections 4.2(a), (b) and
(c), 4.3(a), (b), (c) and (d) and 4.4(a)(i) and (ii) of this Agreement shall be true and correct in all material respects both as of the date of this Agreement and as of Closing as though made on the date of the Closing (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date) and (ii) the representations and warranties of ATC and Merger Sub in this Agreement (other than the representations and warranties identified in clause (i)) shall be true and correct both as of the date of this Agreement and as of Closing as though made on the date of the Closing (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date), except where the failure of the representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on ATC;

         (b) ATC and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement;

         (c) Each of ATC and Merger Sub shall have delivered to SpectraSite a certificate to the effect that each of the conditions specified in (a) and (b) above is satisfied in all respects; and

         (d) SpectraSite shall have received from Paul, Weiss, Rifkind, Wharton and Garrison LLP counsel to SpectraSite, on a date immediately prior to the mailing of the Joint Proxy Statement and on the date of Closing, opinions, in each case dated as of such respective dates and stating that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that SpectraSite and ATC will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinions, counsel for SpectraSite shall be entitled to rely upon representations of officers of ATC, Merger Sub and SpectraSite substantially in the form of Exhibits 6.2(i) and 6.2(ii) hereto.


                                  ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

         Section 7.1. TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the SpectraSite Stockholder Approval or the ATC Stockholder Approval, as applicable:

         (a)    by mutual written consent of SpectraSite, Merger Sub and ATC;

         (b)    by either SpectraSite or ATC:

               (i)     if the Merger shall not have been consummated by the one
         (1) year anniversary of the execution date of this Agreement; provided, however, that the right to terminate this Agreement pursuant to this
         Section 7.1(b)(i) shall not be available to any party whose willful breach of a representation or warranty or willful failure to fulfill any covenant or agreement contained in this Agreement has been a principal cause of, or resulted in, the failure of the Merger to be consummated on or by such date;

                (ii) if the ATC Stockholder Approval shall not have been obtained at the ATC Stockholders' Meeting duly convened therefor or at any adjournment or postponement thereof at which a proper vote on such matters was taken;

                (iii) if the SpectraSite Stockholder Approval shall not have been obtained at the SpectraSite Stockholders' Meeting duly convened therefor or at any adjournment or postponement thereof at which a proper vote on such matters was taken; or

                (iv)    if any Judgment having any of the effects set forth in
         Section 6.1(c) shall be in effect and shall have become final and nonappealable.

         (c) by ATC, if SpectraSite shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform
(i) would give rise to the failure of a condition set forth in Section 6.2(a) or
Section 6.2(b) and (ii) is incapable of being cured, or is not cured, by SpectraSite within 30 calendar days following receipt of written notice of such breach or failure to perform from ATC;

         (d) by ATC, at any time prior to obtaining the SpectraSite Stockholder Approval, within 10 days after a SpectraSite Adverse Recommendation Change;

         (e) by ATC, at any time prior to obtaining the ATC Stockholder Approval, to accept and enter into a binding agreement with respect to an ATC Superior Proposal; provided that for the termination of this Agreement pursuant to this subsection (e) to be effected, ATC shall have complied with the provisions of Section 5.6(b) (i), (ii) and (iii) and ATC shall have paid the ATC Termination Fee and otherwise complied with its obligations under Section 7.2(c);

         (f) by SpectraSite, if ATC or Merger Sub shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) is incapable of being cured, or is not cured, by ATC within 30 calendar days following receipt of written notice of such breach or failure to perform from SpectraSite;

         (g) by SpectraSite, at any time prior to obtaining the ATC Stockholder Approval, within 10 days after an ATC Adverse Recommendation Change; or

         (h) by SpectraSite, at any time prior to obtaining the SpectraSite Stockholder Approval, to accept and enter into a binding agreement with respect to a SpectraSite Superior Proposal; provided that for the termination of this Agreement pursuant to this subsection (h) to be effected, SpectraSite shall have complied with the provisions of Section 5.6(a) (i), (ii) and (iii) and SpectraSite shall have paid the SpectraSite Termination Fee and otherwise complied with its obligations under Section 7.2(d).

         Section 7.2. EFFECT OF TERMINATION.

         (a)    In the event of the termination of this Agreement pursuant to
Section 7.1 hereof, this Agreement shall forthwith be terminated and have no further effect, the obligations of the parties hereunder shall terminate, and there shall be no liability on the part of any party hereto with respect thereto, except that (i) the provisions of this Section 7.2 and Article VIII shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability or damages for any willful breach hereof.

         (b) Except as provided in this Section 7.2, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of SpectraSite and ATC shall bear and pay one-half of the costs and expenses incurred in connection with (i) the filing, printing and mailing of the Registration Statement and the Joint Proxy Statement (including SEC filing fees), (ii) the filings of the premerger notification and report forms under the HSR Act (including filing fees), (iii) the third party service provider fees and expenses (other than consent, amendment, waiver or tender offer fees) incurred by the parties to obtain an amendment and/or waiver of the SpectraSite Credit Agreement as contemplated by Section 5.17, and (iv) the third party costs and expenses (other than consent, amendment, waiver or tender offer fees) of the parties to obtain a consent, amendment or waiver of the SpectraSite Indenture or in conducting a tender offer for the SpectraSite Notes, as contemplated by Section 5.18. The Surviving Company shall pay any fees with respect to any consent, amendment, waiver or tender offer referred to in clauses (iii) and (iv) of the immediately preceding sentence, and any such fees will only be payable upon consummation of the Merger. The Surviving Company shall file any return with respect to, and shall pay, any state or local taxes imposed on SpectraSite (including any penalties or interest with respect thereto), if any, which are attributable to the transfer of the beneficial ownership of SpectraSite's real property (collectively, the "REAL ESTATE TRANSFER TAXES") as a result of the Merger.

         (c) (i) In the event that: (x) (A) after the date of this Agreement, an ATC Takeover Proposal shall have been made to ATC and such ATC Takeover Proposal becomes publicly known prior to the ATC Stockholders' Meeting or shall have been made directly to the stockholders of ATC generally prior to the ATC Stockholders' Meeting and, in either case such ATC Takeover Proposal shall not have been withdrawn at the time of the ATC Stockholders' Meeting, (B) this Agreement is terminated by ATC or SpectraSite pursuant to Section 7.1(b)(ii) and (C) within 12 months after such termination, ATC consummates an ATC Takeover Proposal or enters into a definitive agreement to consummate an ATC Takeover Proposal, and thereafter consummates the transactions contemplated by such ATC Takeover Proposal (solely for purposes of this Section 7.2(c)(i)(x)(C), the term "ATC Takeover Proposal" shall have the meaning set forth in the definition of ATC Takeover Proposal contained in Section 5.6(b) except that all references to "20%" shall be deemed references to "50%"); or

                (y) (A) after the date of this Agreement, an ATC Takeover Proposal shall have been made to ATC or shall have been made directly to the stockholders of ATC generally or shall have otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make an ATC Takeover Proposal, (B) this Agreement (1) is terminated by ATC or SpectraSite pursuant to Section 7.1(b)(i) (but only if a vote to obtain the ATC Stockholder Approval or the ATC Stockholders' Meeting has not been held or (2) is terminated by SpectraSite pursuant to Section 7.1(g) and (C) within 12 months after such termination, ATC consummates an ATC Takeover Proposal or enters into a definitive agreement to consummate an ATC Takeover Proposal, and thereafter consummates the transactions contemplated by such ATC Takeover Proposal, (solely for purposes of this Section 7.2(c)(i)(y)(C), the term "ATC Takeover Proposal" shall have the meaning set forth in the definition of ATC

                Takeover Proposal contained in Section 5.6(b) except that all references to "20%" shall be deemed references to "50%"); or

                (z) this Agreement is terminated by ATC pursuant to Section 7.1(e),

                then ATC shall pay SpectraSite a fee equal to $110,000,000 (the "ATC TERMINATION FEE") by wire transfer of same-day funds (A) on the date of the consummation of the transactions referred to in clause (x)(C) or (y)(C) above, or (B) on or prior to the date of termination, in the case of clause (z) above.

                (ii) In the event that this Agreement is terminated by SpectraSite pursuant to Section 7.1(f), then ATC shall pay SpectraSite a fee equal to SpectraSite's out-of-pocket fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby (the "SPECTRASITE EXPENSES"), but not in excess of $10,000,000, by wire transfer of same-day funds three (3) business days after the date of such termination of this Agreement as referred to in this sentence; provided that the foregoing shall not limit or be deemed to limit any damages or other remedy to which SpectraSite may be entitled as a result of any willful breach by ATC.

                (iii) ATC acknowledges that the agreements contained in this
                Section 7.2(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, SpectraSite would not enter into this Agreement; accordingly, if ATC fails promptly to pay the amount(s) due pursuant to this Section 7.2(c), and, to obtain such payment, SpectraSite commences a suit which results in a judgment against ATC for the amount(s) due pursuant to this Section 7.2(c), ATC shall pay to SpectraSite its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on such amount(s) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

         (d) (i) In the event that: (x) (A) after the date of this Agreement, a SpectraSite Takeover Proposal shall have been made to SpectraSite and such SpectraSite Takeover Proposal becomes publicly known prior to the SpectraSite Stockholders' Meeting or shall have been made directly to the stockholders of SpectraSite generally prior to the SpectraSite Stockholders' Meeting and, in either case such SpectraSite Takeover Proposal shall not have been withdrawn at the time of the SpectraSite Stockholders' Meeting, (B) this Agreement is terminated by ATC or SpectraSite pursuant to Section 7.1(b)(iii) and (C) within 12 months after such termination, SpectraSite consummates a SpectraSite Takeover Proposal or enters into a definitive agreement to consummate a SpectraSite Takeover Proposal, and thereafter consummates the transactions contemplated by such SpectraSite Takeover Proposal (solely for purposes of this Section 7.2(d)(i)(x)(C), the term "SpectraSite Takeover Proposal" shall have the meaning set forth in the definition of SpectraSite Takeover Proposal contained in
                Section 5.6(a) except that all references to "20%" shall be deemed references to "50%"); or

                (y) (A) after the date of this Agreement, a SpectraSite Takeover Proposal shall have been made to SpectraSite or shall have been made directly to the stockholders of SpectraSite generally or shall have otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make a SpectraSite Takeover Proposal, (B) this Agreement (1) is terminated by ATC or SpectraSite pursuant to
                Section 7.1(b)(i) (but only if a vote to obtain the SpectraSite Stockholder Approval or the SpectraSite Stockholders' Meeting has not been held or (2) is terminated by ATC pursuant to
                Section 7.1(d) and (C) within 12 months after such termination, SpectraSite consummates a SpectraSite Takeover Proposal or enters into a definitive agreement to consummate a SpectraSite Takeover Proposal, and thereafter consummates the transactions contemplated by such SpectraSite Takeover Proposal, (solely for purposes of this Section 7.2(d)(i)(y)(C), the term "SpectraSite Takeover Proposal" shall have the meaning set forth in the definition of SpectraSite Takeover Proposal contained in Section 5.6(a) except that all references to "20%" shall be deemed references to "50%"); or

                (z) this Agreement is terminated by SpectraSite pursuant to
                Section 7.1(h),

                then SpectraSite shall pay ATC a fee equal to $110,000,000 (the "SPECTRASITE TERMINATION FEE") by wire transfer of same-day funds (A) on the date of the consummation of the transactions referred to in clause (x)(C) or (y)(C) above, or (B) on or prior to the date of termination, in the case of clause (z) above.

                (ii) In the event that this Agreement is terminated by ATC pursuant to Section 7.1(c), then SpectraSite shall pay ATC a fee equal to ATC's out-of-pocket fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby (the "ATC EXPENSES"), but not in excess of $10,000,000, by wire transfer of same-day funds three (3) business days after the date of such termination of this Agreement as referred to in this sentence; provided that the foregoing shall not limit or be deemed to limit any damages or other remedy to which ATC may be entitled as a result of any willful breach by SpectraSite.

                (iii) SpectraSite acknowledges that the agreements contained in this Section 7.2(d) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, ATC would not enter into this Agreement; accordingly, if SpectraSite fails promptly to pay the amount(s) due pursuant to this Section 7.2(d), and, to obtain such payment, ATC commences a suit which results in a judgment against SpectraSite for the amount(s) due pursuant to this
                Section 7.2(d), SpectraSite shall pay to ATC its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on such amount(s) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

         Section 7.3. AMENDMENTS. Subject to compliance with applicable Law, this Agreement may be amended by ATC (on behalf of itself and Merger Sub) and SpectraSite, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of ATC and SpectraSite; PROVIDED, HOWEVER, that after any approval of the transactions contemplated by this Agreement by the stockholders of ATC and SpectraSite, there may not be, without further approval of such stockholders, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered under this Agreement to the holders of SpectraSite Common Stock, or which by applicable Law otherwise expressly requires the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

         Section 7.4. WAIVER. At any time prior to the Effective Time, whether before or after the SpectraSite Stockholders' Meeting and the ATC Stockholders' Meeting, any party hereto may (i) extend the time for the performance of any of the covenants, obligations or other acts of any other party hereto or (ii) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by its duly authorized officer. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.


                                  ARTICLE VIII

                               GENERAL PROVISIONS

         Section 8.1. NO THIRD PARTY BENEFICIARIES. Other than the provisions of
Section 5.8 hereof, nothing in this Agreement shall confer any rights or remedies upon any person other than the parties hereto.

         Section 8.2. ENTIRE AGREEMENT. This Agreement, together with the Confidentiality Agreement, the SpectraSite Disclosure Letter and the ATC Disclosure Letter, constitutes the entire Agreement among the parties with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, with respect to the subject matter hereof (including the Exclusivity Agreement, dated April 11, 2005, by and between ATC and SpectraSite, which is hereby terminated). No amendment, modification or alteration of the terms or provisions of this Agreement, the Confidentiality Agreement, the SpectraSite Disclosure Letter or the ATC Disclosure Letter shall be binding unless the same shall be in writing and duly executed by the parties hereto.

         Section 8.3. SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties.

         Section 8.4. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         Section 8.5. HEADINGS. The descriptive headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         Section 8.6. GOVERNING LAW; JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws. The parties hereto hereby declare that it is their intention that this Agreement shall be regarded as made under the laws of the State of Delaware and that the laws of said State shall be applied in interpreting its provisions in all cases where legal interpretation shall be required. Each of the parties hereto: (a) agrees that this Agreement involves at least $100,000.00, (b) agrees that this Agreement has been entered into by the parties hereto in express reliance upon 6 DEL. C. ss. 2708, (c) irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware with respect to all actions and proceedings arising out of or relating to this Agreement and the transactions contemplated hereby; (d) agrees that all claims with respect to any such action or proceeding shall be heard and determined in such courts and agrees not to commence any action or proceeding relating to this Agreement or the transactions contemplated hereby except in such courts; (e) irrevocably and unconditionally waives any objection to the laying of venue of any action or proceeding arising out of this Agreement or the transactions contemplated hereby and irrevocably and unconditionally waives the defense of an inconvenient forum; and (f) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

         Section 8.7. SEVERABILITY; JURISDICTION. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

         Section 8.8. SPECIFIC PERFORMANCE. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the

United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

         Section 8.9. CONSTRUCTION. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

         Section 8.10. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND AGREEMENTS. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, will survive the Effective Time, except for Sections 5.8 and 5.22 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time and for the provisions of this Article VIII.

         Section 8.11. CERTAIN DEFINITIONS.

         (a) For purposes of this Agreement, the terms "ASSOCIATE" and "AFFILIATE" shall have the same meaning as set forth in Rule 12b-2 promulgated under the Exchange Act, and the term "PERSON" shall mean any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or government or any political subdivision, agency or instrumentality thereof.

         (b) For purposes of this Agreement, the phrase "MATERIAL ADVERSE EFFECT" means, when used in connection with ATC or SpectraSite (including the Surviving Company as the successor to SpectraSite), any (i) change, (ii) effect,
(iii) event, (iv) occurrence, (v) state of facts or (vi) development or developments which individually or in the aggregate have resulted in, or would reasonably be expected to result in, any change or effect, that (A) is materially adverse to the business, financial condition or results of operations of such person and its Subsidiaries, taken as a whole, or (B) prevents or has a material adverse effect on the ability of ATC or SpectraSite, as applicable, to consummate the Merger and the other transactions contemplated by this Agreement; PROVIDED, that for purposes of analyzing whether any change, effect, event, occurrence, state of facts or development constitutes a "MATERIAL ADVERSE EFFECT" under this definition, the parties agree that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) any change relating to the United States or foreign economy or financial, credit or securities markets in general, so long as the effects do not disproportionately impact ATC or SpectraSite, as applicable, (b) any change, in and of its itself, in the trading price or trading volume of the ATC Common Stock or the SpectraSite Common Stock, as applicable, (c) any adverse change, effect, event, occurrence, state of facts or development reasonably attributable to conditions affecting the industry in which ATC and SpectraSite participate, so long as the effects do not disproportionately impact or uniquely relate to ATC or SpectraSite, as applicable, (d) any change in GAAP or the accounting rules and regulations of the SEC, so long as the effects do not disproportionately impact or uniquely relate to ATC or SpectraSite, as applicable, (e) any change in Laws of general applicability or interpretations thereof by any Governmental Entity, so long as the effects do not disproportionately impact or uniquely relate to ATC or SpectraSite, as applicable, (f) any change resulting from departures of officers or employees of ATC or SpectraSite, as applicable, resulting from the announcement of this Agreement), (g) any outbreak or escalation of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located, so long as the effects do not disproportionately impact or uniquely relate to ATC or SpectraSite, as applicable, or (h) any change to the business of SpectraSite or the Surviving Company resulting from the forward merger of SpectraSite into Merger Sub and the Surviving Company's subsequent compliance with the provisions of Section 5.12 of this Agreement.

         (c) For purposes of this Agreement, the phrases "TO THE KNOWLEDGE OF SPECTRASITE," "KNOWN TO SPECTRASITE," and similar formulations shall mean the knowledge of the people set forth in Section 8.11(c) of the SpectraSite Disclosure Letter.

         (d) For purposes of this Agreement, the phrases "TO THE KNOWLEDGE OF ATC," "KNOWN TO ATC," and similar formulations shall mean the knowledge of the people set forth in Section 8.11(d) of the ATC Disclosure Letter.

         Section 8.12. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy, overnight courier or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses, or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.12:

         If to ATC or:          American Tower Corporation
         Merger Sub             116 Huntington Avenue, 11th Floor
                                Boston, MA 02116
                                Telecopier:  617-375-7575
                                Attention:  General Counsel

         with a copy to:        King & Spalding LLP
         (which shall not       1185 Avenue of the Americas
         be deemed notice)      New York, NY 10026
                                Telecopier: 212-556-2222
                                Attention:  John L. Graham, Esq.
                                            Tony W. Rothermel, Esq.

         If to SpectraSite:     SpectraSite, Inc.
                                400 Regency Forest Dr.
                                Cary, NC 27511
                                Telecopier: 919-468-8522
                                Attention:  General Counsel
         with a copy to:        Paul, Weiss, Rifkind, Wharton and Garrison LLP
         (which shall not       1285 Avenue of the Americas
         be deemed notice)      New York, NY 10019
                                Telecopier: 212-757-3990
                                Attention:  Bruce A. Gutenplan, Esq.
                                            Jeffrey D. Marell, Esq.


         Section 8.13. PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER. A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.3 or an extension or waiver pursuant to
Section 7.4 shall, to be effective, require, in the case of ATC or SpectraSite, action by its Board of Directors or the duly authorized designee of its Board of Directors.

         Section 8.14. WAIVER OF JURY TRIAL. EACH OF ATC, MERGER SUB AND SPECTRASITE HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ATC, MERGER SUB OR SPECTRASITE IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

         Section 8.15. SPECTRASITE DISCLOSURE LETTER AND ATC DISCLOSURE LETTER. Each of the SpectraSite Disclosure Letter and the ATC Disclosure Letter is qualified in its entirety by reference to the specific provisions of this Agreement and nothing in the SpectraSite Disclosure Letter or the ATC Disclosure Letter is intended to broaden the scope of any representation or warranty contained in this Agreement or to create any representation, warranty, agreement or covenant on the part of SpectraSite or ATC. The inclusion of any matter, information, item or other disclosure set forth in any section of the SpectraSite Disclosure Letter or the ATC Disclosure Letter shall not be deemed to constitute an admission of any liability of SpectraSite or ATC to any third party or otherwise imply that such matter, information or item is material or creates a measure for materiality for purposes of this Agreement, is required to be disclosed under this Agreement, or has had or would reasonably be expected to have a Material Adverse Effect on SpectraSite, ATC or Merger Sub, as the case may be. Certain matters disclosed in the SpectraSite Disclosure Letter and the ATC Disclosure Letter are not material and/or have been disclosed for informational purposes only.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

         IN WITNESS WHEREOF, SpectraSite, Inc., American Tower Corporation and Asteroid Merger Sub, LLC have each caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                          SPECTRASITE, INC.


                                          By:  /s/ Stephen H. Clark
                                               ----------------------------
                                               Name:  Stephen H. Clark
                                               Title: President and Chief
                                                      Executive Officer



                                          AMERICAN TOWER CORPORATION


                                          By:  /s/ James D. Taiclet, Jr.
                                               ----------------------------
                                               Name:  James D. Taiclet, Jr.
                                               Title: President and Chief
                                                      Executive Officer



                                          ASTEROID MERGER SUB, LLC


                                          By:  /s/ William H. Hess
                                               ----------------------------
                                               Name:  William H. Hess
                                               Title: Sole Manager